Exhibit 10.24

[*] CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD,

INTERWAVE ADVANCED COMMUNICATIONS, INC.

AND

GBASE COMMUNICATIONS

Dated as of August 16, 2002

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1	Certain Definitions

ARTICLE II PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale of Assets
2.2	Assumption of Liabilities
2.3	Consideration for Purchased Assets
2.4	Sales and Use Taxes
2.5	Bulk Transfer Laws
2.6	Closing
2.7	Nontransferable Assets
2.8	Taking of Necessary Action; Further Action
2.9	Earn-Out
2.10	Consideration Guarantee

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization, Qualification, and Corporate Power
3.2	Authorization
3.3	Capitalization
3.4	Subsidiaries
3.5	No Conflicts
3.6	Consents
3.7	Financial Statements
3.8	Undisclosed Liabilities
3.9	Events Subsequent to Most Recent Fiscal Period End
3.10	Legal Compliance
3.11	Tax Matters
3.12	Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment
3.13	Intellectual Property
3.14	Contracts
3.15	Notes and Accounts Receivable
3.16	Power of Attorney
3.17	Insurance
3.18	Litigation
3.19	Restrictions on Business Activities
3.20	Product Warranty
3.21	Guaranties; Indemnities
3.22	Employees
3.23	Employee Matters and Benefit Plans
3.24	Environment, Health, and Safety

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3.25	Sufficiency of Assets
3.26	Certain Business Relationships With Seller
3.27	No Adverse Developments
3.28	Fees
3.29	Complete Copies of Materials
3.30	Board Approval
3.31	Export Control Laws
3.32	Preferences; Solvency
3.33	Full Disclosure
3.34	Information Supplied

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

4.1	Organization, Qualification, and Corporate Power
4.2	Authorization
4.3	Capitalization
4.4	No Conflicts
4.5	Consents
4.6	SEC Filings
4.7	Brokers’ Fees
4.8	Information Supplied
4.9	Parent Engaged in Active Trade or Business
4.10	Fair Market Value of Parent At Least Equal to that of Seller
4.11	Employees
4.12	Employee Matters and Benefit Plans.

ARTICLE V PRE-CLOSING COVENANTS

5.1	Operation of Business
5.2	Access to Information
5.3	Notice of Developments
5.4	Shareholder Approval
5.5	No Solicitation
5.6	Affiliate Agreements
5.7	Reasonable Efforts
5.8	Notices and Consents

ARTICLE VI OTHER AGREEMENTS AND COVENANTS

6.1	Confidentiality
6.2	Additional Documents and Further Assurances
6.3	Treatment as Reorganization
6.4	Employee Plans and Benefit Arrangements
6.5	Seller Options and Warrants

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6.6	Benefits Liabilities
6.7	Retained Employees
6.8	Listing of Additional Shares
6.9	Registration of Parent Guarantee Shares
6.10	Shareholder Observer Rights
6.11	Shareholder Representative on Parent Board of Directors
6.12	Parent Loans
6.13	Liquidation of Seller
6.14	Reasonable Cooperation of Buyer
6.15	Seller Operations

ARTICLE VII CONDITIONS TO THE CLOSING

7.1	Conditions to Parent’s and Buyer’s Obligation to Close
7.2	Conditions to Seller’s Obligations

ARTICLE VIII INDEMNIFICATION; ESCROW

8.1	Survival of Representations and Warranties
8.2	Indemnification by Seller

ARTICLE IX TERMINATION

9.1	Termination of the Agreement
9.2	Effect of Termination

ARTICLE X MISCELLANEOUS

10.1	Press Releases and Public Announcements
10.2	No Third-Party Beneficiaries
10.3	Entire Agreement and Modification
10.4	Amendment
10.5	Waivers
10.6	Successors and Assigns
10.7	Counterparts
10.8	Headings
10.9	Notices
10.10	Governing Law
10.11	Forum Selection; Consent to Jurisdiction
10.12	Severability
10.13	Expenses
10.14	Construction
10.15	Seller Disclosure Letter
10.16	Attorneys’ Fees
10.17	Further Assurances
10.18	Time of Essence

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EXHIBITS

Exhibit A-1	List of Shareholders signing Voting Agreement (omitted)
Exhibit A-2	Form of Voting Agreement
Exhibit B-1	List of Persons signing Non-Competition Agreements (omitted)
Exhibit B-2	Form of Non-Competition Agreement
Exhibit C-1	List of Persons signing Offer Letters (omitted)
Exhibit C-2	Form of Offer Letter
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Affiliate Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Employee Proprietary Information Agreement
Exhibit H

Form of Confirmatory Agreement from Milroute Technologies, Inc. ("Milroute") to GBase Communications ("GBase") (omitted) - This agreement confirms that Milroute has transferred all technology and intellectual property that is necessary or useful for the conduct of GBase's business to GBase.

Exhibit I

Form of License Agreement by and between Milroute Technologies, Inc. and interWAVE Advanced Communications, Inc. ("IWV") (omitted) - This agreement memorializes the license grant of certain technology and intellectual property owned by Milroute and necessary or useful for the conduct of GBase's business to IWV.

Exhibit J	Form of Liquidating Trust Agreement and Declaration of Trust (omitted)

SCHEDULES

Schedule 1.1(i)	Hired Employees (omitted)

Schedule 1.1(cc)	Intellectual Property (omitted)

Schedule 1.1(dd)	Shareholders (omitted)

Schedule 2.1(b)(iii)	Accounts, Notes and Other Receivables (omitted)

Schedule 2.1(b)(vii)	Assigned Contracts (omitted)

Schedule 2.1(c)(ii)	Excluded Bank Accounts (omitted)

Schedule 2.2(b)(ii)	Hired Employee Vacation Pay (omitted)

Schedule 2.2(b)(iii)	Accounts Payable and Other Expenses (omitted)

Schedule 2.2(b)(iv)	Hired Employee June 15, 2002 Payroll (omitted)

Schedule 2.2(b)(v)	Seller Expenses (omitted)

Schedule 2.2(b)(vi)	Agilent and Telogy Liabilities (omitted)

Schedule 2.2(b)(x)	Additional Assumed Liabilities (omitted)

Schedule 7.1(f)	Required Consents (omitted)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2002, by and among interWAVE Communications International, Ltd, a Bermuda corporation (“Parent”), interWAVE Advanced Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”) and GBase Communications, a California corporation (“Seller”).  Parent, Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, the assets of Seller described herein, and Seller desires Buyer to assume certain of Seller’s liabilities, which Buyer would agree to assume on the terms and subject to the conditions set forth herein.

B.            The Board of Directors of each of Parent, Buyer and Seller believes it is in the best interests of its respective corporation and shareholders that the transactions contemplated hereby be consummated and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

C.            Parent, Buyer and Seller desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

D.            The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the transactions contemplated hereby to qualify as a “reorganization” under the provisions of Section 368(a)(1)(C) of the Code.

E.             Concurrent with the execution of this Agreement, as a material inducement to Parent and Buyer to enter into this Agreement, certain shareholders with beneficial ownership of a majority of the Seller Preferred Stock and a majority of the Seller Common Stock as set forth on Exhibit A-1 are entering into voting agreements in the form of Exhibit A-2 hereto (the “Voting Agreements”).

F.             As a further inducement to Parent and Buyer to enter into this Agreement, prior to Closing, certain employees of Seller set forth on Exhibit B-1 hereto will enter into non-competition agreements in the form of Exhibit B-2 hereto (the “Non-Competition Agreements”), certain employees of Seller set forth on Exhibit C-1 hereto will countersign offer letters in the form of Exhibit C-2 hereto (the “Offer Letters”), all shareholders of Seller will enter into Lock-Up Agreements in the form of Exhibit D hereto with Parent (“Lock-Up Agreements”), and all affiliates of Seller will enter into affiliate agreements in the form of Exhibit E hereto with Parent (the “Affiliate Agreements”).

G.            A portion of the Parent Common Stock otherwise issuable by Parent in connection with the transactions contemplated by this Agreement shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

H.            Concurrent with the execution of this Agreement, as a material inducement to Parent and Buyer to enter into this Agreement, Milroute Technologies, Inc. (“Milroute”) will enter into and deliver a Confirmatory Agreement to Seller in the form of Exhibit H hereto (the “Confirmatory Agreement”), confirming the transfer of certain technology and intellectual property developed and owned by Milroute that is necessary or useful for the conduct of Seller’s business to Seller.

I.              Concurrent with the execution of this Agreement, as a material inducement to Parent and Buyer to enter into this Agreement, Milroute Technologies, Inc. will enter into and deliver a License Agreement to Buyer in the form of Exhibit I hereto (the “License Agreement”), granting the right to use certain technology and intellectual property developed and owned by Milroute that is necessary or useful for the conduct of Seller’s business to Buyer.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa).  Certain other terms are defined in the text of this Agreement.

(a)           “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

(b)           “Business” means all the business, operations and activities of Seller (as currently conducted and as contemplated to be conducted by Seller), including developing, designing, manufacturing, testing, debugging, marketing, selling, distributing, supporting and repairing the Products.

(c)           “Buyer Restriction” means: (i) any agreement between Buyer and any third party, other than the Assigned Contracts or any other contracts or agreements assigned by Seller to Buyer pursuant to this Agreement, or (ii) any other legal obligation to which Buyer is subject as a result of Buyer’s conduct unrelated to the operation of the Business and other than as a result of this Agreement, the Ancillary Agreements or the transactions contemplated herein and therein.

(d)           “Cash Equivalents” means certificates of deposit, time deposits, bankers’ acceptances, commercial paper and government securities, in each case, with maturities of less than one (1) year.

(e)           “Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

(f)            “Escrow Shares” shall mean 225,000 shares of Parent Common.

(g)           “Fourth Calendar Quarter” shall mean the period beginning October 1, 2003 and terminating on December 31, 2003.

(h)           “Governmental Body” means any:

(i)            nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii)           federal, provincial, state, local, municipal, foreign, or other government;

(iii)          governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv)          multi-national organization or body; or

(v)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(i)            “Hired Employee” shall mean the employees of Seller set forth on Schedule 1.1(i).

(j)            “Intellectual Property Rights” any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (“Maskworks”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights; and (ix) any other rights in or to any Technology (as defined in Section 1.1(ff)).

(k)           “Issuance Trading Price” shall mean the average closing sale price of Parent’s Common Stock as reported by the Nasdaq National Market for each of the ten (10) consecutive trading days ending two days prior to the date Parent instructs its transfer agent to issue the Parent Consideration Shares, the Earn-Out Shares or the Parent Guarantee Shares, as the case may be.

(l)            “Key Employees” shall mean Kiomars Anvari, Mike Parker, James Chen, Prasanna Kuma, Narender Enduri, Upendra Chintra.

(m)          “Lien” means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than (a) mechanic’s, materialmen’s, and similar liens with respect to any amounts not yet due and payable, and (b) liens for taxes not yet due and payable.

(n)           “Material Adverse Effect” shall mean any adverse change in the business,  operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Parent or any of its subsidiaries or Seller or any of its subsidiaries, as the case may be, which is material to Parent and its subsidiaries, taken as a whole, or Seller and its subsidiaries, taken as a whole, as the case may be.

(o)           “Parent Common Stock” means Common Stock of Parent, $0.001 par value.

(p)           “Parent SEC Reports” has the meaning set forth in Section 5.6.

(q)           “Permit” shall mean the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from governments and any Governmental Body, and any pending applications relating to the foregoing.

(r)            “Parent Consideration Shares” shall mean (i) 3,700,000 shares of Parent Common Stock minus (ii) the number of shares equal to (a) 50% of the aggregate principal amount loaned by Parent to Seller prior to the Closing Date plus all accrued interest minus $212,000 paid to Qualcomm Incorporated in connection with the Enterprise Infrastructure Equipment License Agreement, dated as of November 22, 2000, divided by (b) the Trading Price.

(s)           “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

(t)            “Products” means any and all products developed or under development, manufactured, marketed or sold by or for Seller, including (i) all designs, packaging, displays, and documentation associated with or related to any of the foregoing; (iii) all versions of any of the foregoing, including prior versions, alpha and beta test versions, new versions or portions thereof currently under development or proposed to be developed; and (iv) all documentation and training materials related to any of the foregoing.  “Products” shall include without limitation the following products: indoor pico-BSS, indoor Pico-BTS, outdoor pico-BSS, Micro-BSS, PC based, PDSN, cPCI based PDSN, and associated management systems.

(u)           “Registered Intellectual Property Rights” all United States, international and foreign: (i) Patents, including applications therefor (including provisional applications); (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; (v) domain name registrations; and (vi) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

(v)           “Representatives” means, with respect to a Person, that Person’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

(w)          “SEC” means the United States Securities and Exchange Commission.

(x)            “Seller Capital Stock” means Seller Common Stock or Seller Preferred Stock.

(y)           “Seller Common Stock” means Common Stock of Seller, $0.001 par value per share.

(z)            “Seller Options” shall have the meaning ascribed to such term in Section 6.5.

(aa)         “Seller Preferred Stock” means Series A Preferred Stock of Seller, $0.001 par value per share, Series B Preferred Stock of Seller, $0.001 par value per share and Series C Preferred Stock, $0.001 par value per share.

(bb)         “Seller’s Retained Environmental Liabilities” means any liability, obligation, judgment, penalty, fine, cost or expense, (including reasonable attorneys’ fees and environmental consultant costs) of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Closing Date of any Hazardous Material in the soil, groundwater, surface water, air or building materials of any Business Facility, or known to be migrating to a Business Facility as of the Closing Date (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) the exposure of any Person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any activities of the Business, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (iv) the violation of any Environmental Laws by the Seller or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with the operation of the Business prior to the Closing Date; (v) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (vi) any of the foregoing to the extent they continue after the Closing Date.

(cc)         “Seller Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Seller Registered Intellectual Property Rights (as defined below), that is or are owned (in whole or in part) by or exclusively licensed to Seller, including Intellectual Property listed or described in Schedule 1.1(cc).

(dd)         “Shareholders” shall mean the holders of Seller Capital Stock of record immediately prior to the Closing as set forth on Schedule 1.1(dd).

(ee)         “Six Month Lowest Share Price” shall mean $0.63 per share.

(ff)           “Technology” shall mean any or all of the following:  (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, systems, devices, specifications, manuals, flow charts, methods, algorithms, formulae and processes; (viii) technology, technical and business information relating to the Business or Products; methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

(gg)         “Trading Price” shall mean the average closing sale price of Parent’s Common Stock as reported by the Nasdaq National Market for each of the ten (10) consecutive trading days ending two days prior to the date Parent instructs its transfer agent to issue the Parent Consideration Shares, the Earn-Out Shares or the Parent Guarantee Shares, as the case may be.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets.

(a)           Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 2.6(a) hereof), Buyer shall purchase from Seller, and Seller shall irrevocably sell, convey, transfer, assign and deliver to Buyer, the Purchased Assets (as defined in Section 2.1(b) hereof), free and clear of all Liens.

(b)           Definition of Purchased Assets.  For all purposes of and under this Agreement, the term “Purchased Assets” shall mean, refer to and include all of Seller’s right, title and interest in and to all tangible and intangible assets, properties and rights which are owned, used or held for use by Seller, including, without limitation, the following to the extent owned, used or held for use by Seller as of the Closing (but specifically excluding the Excluded Assets (as defined in Section 2.1(c) hereof)):

(i)            all real property, and any leaseholds and sub-leaseholds therein, buildings, structures, improvements, fixtures, furnishings and other fittings thereon, and easements, rights-of-way, and other appurtenances thereto;

(ii)           all tangible personal property (whether or not located on Seller’s premises), including, without limitation, all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, inventories of any kind or nature, raw materials and supplies, manufactured and purchased goods, and all goods in process and finished goods;

(iii)          all accounts, notes and other receivables, including but not limited to those accounts, notes and other receivables set forth on Schedule 2.1(b)(iii);

(iv)          all prepaid assets and expenses;

(v)           all books, records (other than records relating to Taxes), ledgers, files, documents, correspondence, customer, supplier, advertiser, circulation and other lists (including subscribers), invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data;

(vi)          all Seller Intellectual Property, together with all goodwill of Seller appurtenant thereto, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, appurtenant, rights to protection of interests therein under the applicable laws of all jurisdictions;

(vii)         all rights under any contracts, indentures, mortgages, instruments, Liens, guaranties or other agreements of Seller, including the agreements set forth on Schedule 2.1(b)(vii), but excluding the Excluded Agreements (the “Assigned Contracts”);

(viii)        all rights under all permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises or any pending applications of Seller, including without limitation all Permits to the extent such rights are transferable;

(ix)           all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or character;

(x)            all insurance policies, and refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies following the Closing; and

(xi)           the goodwill associated with the business of Seller.

(c)           Definition of Excluded Assets.  Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term “Purchased Assets” shall not mean, refer to or include the following (collectively, the “Excluded Assets”) to the extent owned, used or held for use by Seller as of the Closing:

(i)            the corporate charter and bylaws, qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(ii)           cash on deposit in Seller bank accounts (including approximately $99,000 in connection with the Lease but not including any cash on deposit as a result of loans made to Seller by Parent or Buyer) set forth on Schedule 2.1(c)(ii);

(iii)          all refunds of Taxes;

(iv)          all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes) relating to the Excluded Agreements, Excluded Assets or the Excluded Liabilities;

(v)           all directors’ and officers’ insurance policies, and refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies following the Closing;

(vi)          all rights of Seller under this Agreement, any agreement, certificate, instrument or other document executed and delivered by Seller or Buyer in connection with the transactions contemplated hereby, or any side agreement between Seller and Buyer entered into on or after the date hereof;

(vii)         all books and records of Seller which relate to the Taxes, Excluded Agreements or Excluded Assets; provided, however, Seller agrees that it shall provide Buyer with copies of, or reasonable access to, such books and records to the extent that any such books and records relate to any of the Purchased Assets or Assumed Liabilities; and

2.2           Assumption of Liabilities.

(a)           Assumption.  Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Seller, and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities (as defined in Section 2.2(b) hereof).  Buyer shall not assume any Liabilities (as defined in Section 2.2(b) hereof) of Seller pursuant hereto, other than the Assumed Liabilities.

(b)           Definition of Assumed Liabilities.  For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include the following liabilities of Seller (but specifically excluding the Excluded Liabilities (as defined in Section 2.2(c) hereof)) up to $450,000 in the aggregate:

(i)            up to $212,000 in contractual obligations associated with the Enterprise Infrastructure Equipment License Agreement, dated November 22, 2000, by and among Qualcomm Incorporated and Seller, as amended, which has been paid directly to Qualcomm Incorporated by Buyer;

(ii)           up to $45,000 in vacation pay owed to Hired Employees by Seller as set forth on Schedule 2.2(b)(ii);

(iii)          up to $43,000 for accounts payable and other expenses as set forth on Schedule 2.2(b)(iii);

(iv)          up to $48,000 in payroll expenses of Hired Employees due as of June 15, 2002 as set forth on Schedule 2.2(b)(iv);

(v)           up to $50,000 in Seller Expenses (as defined in Section 10.13) as set forth on Schedule 2.2(b)(v);

(vi)          up to $9,000 in liabilities arising after the Closing Date for (1) the equipment leases dated June 28, 2000 by and among Agilent Technologies and Seller and the Master Lease Agreement dated November 30, 2000 by and among Agilent Financial Services and Seller and (2) the Master Equipment Lease Agreement dated as of May 15, 2001, by and between TestMart and Seller as set forth on Schedule 2.2(b)(vi);

(vii)         all liabilities under Permits arising after the Closing Date;

(viii)        all liabilities related to the Purchased Assets to the extent arising from or related to any facts or circumstances occurring after the Closing Date;

(ix)           all liabilities related to the Hired Employees arising from or related to any facts or circumstances occurring after the Closing Date, except as otherwise expressly provided herein; and

(x)            up to $44,000 in liabilities of Seller (but specifically excluding the Excluded Liabilities as defined in Section 2.2(c) hereof) set forth in Schedule 2.2(b)(x) under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the liabilities and obligations so disclosed.

(c)           Definition of Excluded Liabilities.  Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term “Assumed Liabilities” shall not mean, refer to or include the following (collectively, “Excluded Liabilities”):

(i)            liabilities in excess of the amounts set forth in Sections 2.2(b)(i), (ii), (iii), (iv), (v), (vi) and (x);

(ii)           all liabilities relating to agreements not assumed by the Company (the “Excluded Agreements”);

(iii)          any and all liabilities or obligations of Seller arising from the breach by Seller of any term, covenant or provisions of any of the Assigned Contracts;

(iv)          all liabilities for Taxes of Seller or Taxes attributable to the ownership or operation of the Purchased Assets for any taxable period (or portion of any period) ending on or prior to the Closing Date and, including, without limitation, all Liabilities for Taxes attributable to the transactions contemplated by this Agreement including any Taxes resulting from a determination by any Tax authority that the transactions contemplated hereby do not qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code;

(v)           all liabilities relating to options, warrants and other rights to purchase or otherwise acquire shares of capital stock of Seller;

(vi)          all liabilities to shareholders of Seller in their capacity as such;

(vii)         all liabilities of Seller under this Agreement or any other certificate, instrument or other agreement entered into in connection with the transactions contemplated hereby;

(viii)        except as set forth in Section 2.2(b), all liabilities for any commitment, obligation, duty or liability (including but not limited to employee benefits and compensation arrangements) (1) of Seller to any Hired Employee, (2) to any Hired Employee that arose prior to the Closing Date, (3) to any employee that is not a Hired Employee;

(ix)           Seller’s Retained Environmental Liabilities;

(x)            Benefits Liabilities (as defined in Section 3.23), whether incurred before, on or after the Closing;

(xi)           any and all liabilities, commitments and obligations of Seller resulting from any litigation, claim, arbitration, investigation or other proceeding, and all other liabilities, commitments and obligations arising in connection with all actions, suits, claims, arbitrations, investigations or proceedings pending on the Closing Date or arising after the Closing Date;

(xii)          all liabilities of Seller or any successor thereto for any breach of this Agreement by Seller or any agreement contemplated by this Agreement, or any representation or warranty of Seller contained herein; and

(xiii)         all contractual obligations of Seller associated with the Shadelands Business Park Office Lease (the “Lease”) dated June 21, 2001 by and among JCS Sharelands LLC (the “Landlord”) and Seller;

(xiv)        all liabilities other than Assumed Liabilities.

2.3           Consideration for Purchased Assets.

(a)           Consideration.  On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Purchased Assets by Seller to Buyer, at the Closing,

(i)            Buyer shall deliver to Seller the Parent Consideration Shares, less the Escrow Shares;

(ii)           Buyer shall assume all of the Assumed Liabilities pursuant to Section 2.2 hereof, if any remain, or Buyer shall have paid such liabilities prior to the Closing and Seller shall have acknowledged such payment in writing prior to the Closing; and

(iii)          Buyer shall grant to Seller the right to receive the Earn-Out Shares, subject to the fulfillment of the conditions specified in Section 2.9 hereof.

The consideration set forth in Section 2.3(a)(i), (ii) and (iii) shall collectively be referred to as the “Purchase Price”.

(b)           Adjustments to Parent Common Stock.  The number of shares of Parent Common Stock issuable in Section 2.3(a) shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Seller Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Closing.

(c)           Escrow Deposit.  Notwithstanding the terms of Section 2.3(a) hereof, subject to and in accordance with the provisions of Article VIII hereof, at the Closing, Buyer shall cause to be delivered to the Escrow Agent (as defined in Section 8.2 hereof) a certificate or certificates representing the Escrow Shares, which shall be registered in the name of the Escrow Agent as nominee for Seller.  The Escrow Shares shall be available to compensate Parent, Buyer or any other Buyer Indemnified Person (as defined in Section 8.2(a) hereof) for any Losses (as defined in Section 8.2(a) hereof) for which Parent, Buyer or any other Buyer Indemnified Person is entitled to indemnification from Seller or any successor thereto pursuant to Article VIII hereof.  To the extent not used for such purposes, such Escrow Shares shall be released pursuant to and in accordance with the terms of Article VIII hereof.

2.4           Sales and Use Taxes.  Seller shall bear and pay any and all sales, use and transfer taxes (or other similar taxes) arising out of the transfer of the Purchased Assets to Buyer pursuant hereto (the “Transfer Taxes”).  To the extent permitted by applicable law, Parent and Buyer shall cooperate fully with Seller in minimizing such Transfer Taxes.  To the extent any tax authority provides notice to Parent or Buyer of an audit of the Transfer Taxes, Seller shall promptly assume responsibility for such audit and shall bear and pay when due any additional Transfer Taxes (plus interest and penalties determined to be due thereon).

2.5           Bulk Transfer Laws.  Parent, Buyer and Seller shall waive, to the fullest extent permitted by applicable law, any and all bulk transfer or similar laws that may apply to the transactions contemplated by this Agreement.

2.6           Closing.

(a)           Closing Place, Time and Date.  Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, CA  94105, at 10:00 a.m. on the date which is two (2) business days following the satisfaction or, if permitted pursuant to the terms of Article VII hereof, waiver of the conditions to Closing set forth in Article VII hereof, or at such other place and such other time and/or date as the parties hereto shall mutually agree (the actual date on which the Closing shall occur being referred to herein as the “Closing Date”).

(b)           Closing Deliveries.

(i)            At the Closing, Buyer shall deliver, or cause to be delivered, to Seller or the Escrow Agent, as applicable, the following, dated as of the Closing Date and executed for and on behalf of Parent or Buyer (as applicable) by a duly authorized officer thereof:

(a)           one or more instruments of assignment and assumption, in customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel;

(b)           any and all other instruments, certificates and agreements contemplated by Article VII hereof or as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities pursuant hereto to the fullest extent permitted by applicable law.

(ii)           At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following, dated as of the Closing Date and executed for and on behalf of Seller by a duly authorized officer thereof:

(a)           a bill of sale, in customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel;

(b)           one or more instruments and assumption, in customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel;

(c)           an instrument of assignment of Patents, in customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel;

(d)           an instrument of assignment of Copyrights, in customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel, and for each Product containing copyrightable work for which Seller has not registered the Copyright if any, an application, in customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel, to register such Copyright, along with the required extracts of the Product to accompany such application;

(e)           an instrument of assignment of Trademarks, in customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel; and

(f)            any and all other instruments, certificates and agreements contemplated by Article VII hereof or as Buyer may reasonably request in order to effectively transfer to Buyer all of the Purchased Assets pursuant hereto to the fullest extent permitted by applicable law.

(c)           Closing.  The effective date of the transfer of the Purchased Assets from Seller to Buyer pursuant hereto shall be 12:01 a.m. of the Closing Date (the “Closing”).  From and after the Closing, the business of Seller shall be conducted and the Purchased Assets shall be held for the account and benefit, and at the risk, of Buyer.

2.7           Nontransferable Assets.  To the extent that any Purchased Asset or Assumed Liability to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers.  If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed Liabilities pursuant hereto, Seller, Buyer and Parent shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations of such Purchased Assets and Assumed Liabilities in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller, at Buyer’s expense, would enforce for the benefit of Buyer, with Buyer assuming all of Seller’s obligations thereunder, any and all rights of Seller against a third party thereto.  From and after the Closing, Seller shall promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset hereunder, and Buyer shall promptly pay, perform and discharge when due all Assumed Liabilities.  The failure of Seller to obtain any third party consent hereunder shall not affect the Purchase Price if the Closing shall occur.

2.8           Taking of Necessary Action; Further Action.  From time to time after the Closing Date, at the request of either Party hereto and at the expense of such Party, the Parties hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.  Seller hereby constitutes and appoints Buyer and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Seller but on behalf of and for the benefit of Buyer and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Seller or otherwise, for the benefit of Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the Purchased Assets which Buyer or its successors or assigns reasonably deem desirable.

2.9           Earn-Out.

(a)           Earn-Out Escrow Fund.  As soon as practicable after the Closing, the Earn-Out Shares will be deposited with Wells Fargo Corporate Trust Services, as escrow agent (the “Earn-Out Escrow Agent”), without any act by Seller, such deposit to constitute an earn-out escrow fund (the “Earn-Out Escrow Fund”) to be governed by the terms set forth herein.

(b)           Escrow Period; Distribution.  The Earn-Out Escrow Fund shall remain in existence during the period following the Closing until the Earn-Out Shares have been distributed according to this Section 2.9 (the “Earn-Out Escrow Period”).

(i)            As soon as practicable following receipt of a Final Determination, the Earn-Out Escrow Agent shall deliver (1) the First Earn-Out Shares to Seller or any successor thereto (including the Trust) and (2) the number of shares equal to the Aggregate First Earn-Out Shares minus the First Earn-Out Shares to Parent.

(ii)           As soon as practicable following receipt of a Final Determination, the Earn-Out Escrow Agent shall deliver (1) the Second Earn-Out Shares to Seller or any successor thereto (including the Trust) and (2) the number of shares equal to the Aggregate Second Earn-Out Shares minus the Second Earn-Out Shares to Parent.

(c)           Determination of First Earn-Out Escrow Shares and Second Earn-Out Escrow Shares.  Parent shall deliver to Seller or any successor thereto (including the Trust) (i) within 60 days following First Earn-Out Measurement Date, a statement setting forth the number of First Earn-Out

Shares and (ii) within 60 days following Second Earn-Out Measurement Date, a statement setting forth the number of Second Earn-Out Shares, each as determined and calculated by Parent pursuant to this Agreement (the “Calculations”).  Parent shall, upon request, make available during normal business hours all books and records supporting the Calculations for review by Seller or any successor thereto (including the Trust).  In the event that Seller or any successor thereto (including the Trust) disputes any portion of the Calculations, Seller or any successor thereto (including the Trust) shall notify Parent in writing (an “Earn-Out Dispute Notice”) of the amount, nature and basis of such dispute, within thirty (30) calendar days after delivery of the Calculations.  If Seller or any successor thereto (including the Trust) does not provide an Earn-Out Dispute Notice during such period, then the Calculations delivered by Parent shall be binding and conclusive upon Seller or any successor thereto (including the Trust), the Shareholders and all parties to this Agreement.  In the event of a timely Earn-Out Dispute Notice, Seller or any successor thereto (including the Trust) and Parent shall first endeavor to resolve such dispute among themselves.  If Seller or any successor thereto (including the Trust) and Parent are unable to resolve the dispute within forty-five (45) calendar days, the dispute, including, without limitation, each party’s proposed final calculation (“Final Calculation”) at the end of such 45-day period (which may differ from the Calculations or any amounts set forth in the Earn-Out Dispute Notice), shall be submitted to arbitration in San Francisco County, California, under the rules then in effect of the San Francisco Judicial Arbitration and Mediation Service (“JAMS”).  Each Party to any arbitration pursuant to this Section 2.9 shall pay its own expenses; the fees of the arbitrator and the administrative fee of JAMS shall be borne equally by Parent and Seller or any successor thereto (including the Trust).  The determination in the arbitration as to the resolution of any dispute shall be binding and conclusive upon Seller or any successor thereto (including the Trust), the Shareholders and all parties to this Agreement, absent fraud.

(d)           Definitions.

(i)            “Cause” shall mean (i) a material act of dishonesty by a Key Employee in connection with the Key Employee’s responsibilities as an employee, (ii) a Key Employee’s conviction of, or plea of nolo contendere to, a felony, or (iii) a Key Employee’s unsatisfactory performance of his duties hereunder as reasonably determined by the Key Employee’s supervisor; provided, however, that such duties do not materially deviate from such Key Employee’s prior duties, experience or background.

(ii)           “Constructive Termination” shall mean (a) a material reduction in the Key Employee’s cash compensation as of the day following the Closing Date paid on the Company’s standard salary payment schedule, less applicable withholding or benefits, (b) a material reduction in authority, status, obligations or responsibilities as of the day following the Closing Date, or (c) the requirement that a Key Employee relocates to more than 50 miles from Seller’s headquarters as of the day following the Closing Date.

(iii)          “Earn-Out Shares” shall mean 800,000 shares of Parent Common Stock, of which 560,000 shares shall be designated “Aggregate First Earn-Out Shares” and 240,000 shares shall be designated “Aggregate Second Earn-Out Shares”.

(iv)          “Final Determination” shall mean a determination of the number of First Earn-Out Shares or Second Earn-Out Shares, as the case may be, in accordance with this Section 2.9 as evidenced by the written agreement of Parent and Seller or any successor thereto (including the Trust), the written statement of Parent indicating that neither Seller nor any successor thereto (including the Trust) submitted an Earn-Out Dispute Notice within thirty (30) calendar days after delivery of the Calculations or the written decision of the arbitrator as described in Section 2.9(d).

(v)           “First Earn-Out Measurement Date” shall mean the date one year following the Closing Date.

(vi)          “First Earn-Out Shares” shall equal the sum of the numbers of shares set forth below to the right of each Key Employee’s name; provided, however that a number shall not be included in such calculation in the event that the corresponding Key Employee (1) voluntarily terminates his employment with Buyer prior to the First Earn-Out Measurement Date, (2) terminates his employment with Buyer under circumstances that constitute a Constructive termination prior to the First Earn-Out Measurement Date or (3) is terminated by Parent for Cause prior to the First Earn-Out Measurement Date.

(a)           [ * * * ]

(b)           [ * * * ]

(c)           [ * * * ]

(d)           [ * * * ]

(e)           [ * * * ]

(f)            [ * * * ]

(vii)         “Second Earn-Out Measurement Date” shall mean the date eighteen months following the Closing Date.

(viii)        “Second Earn-Out Shares” shall equal the sum of the numbers of shares set forth below to the right of each Key Employee’s name; provided, however that a number shall not be included in such calculation in the event that the corresponding Key Employee (1) voluntarily terminates his employment with Buyer prior to the Second Earn-Out Measurement Date, (2) terminates his employment with Buyer under circumstances that constitute a Constructive termination prior to the Second Earn-Out Measurement Date or (3) is terminated by Parent for Cause prior to the Second Earn-Out Measurement Date.

(a)           [ * * * ]

(b)           [ * * * ]

(c)           [ * * * ]

(d)           [ * * * ]

(e)           [ * * * ]

(f)            [ * * * ]

(e)           Protection of Escrow Fund.  The Earn-Out Escrow Agent shall hold and safeguard the Earn-Out Escrow Fund during the Earn-Out Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer or Parent and shall hold and dispose of the Earn-Out Escrow Fund only in accordance with the terms hereof.

(f)            Distributions; Voting.

(i)            Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend, recapitalization or other similar event) (“New Earn-Out Shares”) in respect of Parent Common Stock in the Earn-Out Escrow Fund which have not been released from the Earn-Out Escrow Fund shall be added to the Earn-Out Escrow Fund and become a part thereof.  New Earn-Out Shares issued in respect of shares of Parent Common Stock which have been released from the Earn-Out Escrow Fund shall not be added to the Earn-Out Escrow Fund but shall be distributed to Seller or any successor thereto (including the Trust).  Cash dividends on Parent Common Stock shall not be added to the Earn-Out Escrow Fund but shall be distributed to Seller or any successor thereto (including the Trust).

(ii)           Seller or any successor thereto (including the Trust) shall be shown as the record owner of Parent Common Stock on Parent’s books and records and shall have voting rights with respect to the shares of Parent Common Stock held in the Escrow Fund on behalf of Seller or any successor thereto  (including the Trust) (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

(g)           Seller’s Agent.  After the Closing, Seller or any successor thereto (including the Trust) may appoint an agent to act on its behalf with respect to this Section 2.9, with the prior written consent of Parent, which consent shall not be unreasonably withheld.

(h)           Earn-Out Escrow Agent’s Duties.

(i)            The Earn-Out Escrow Agent’s duties are purely ministerial in nature, and the Earn-Out Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Earn-Out Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Seller or any successor thereto (including the Trust), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties.  The Earn-Out Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Earn-Out Escrow

Agent absent gross negligence or willful misconduct, and the Earn-Out Escrow Agent shall be fully protected and shall incur no liability for any action taken, suffered or omitted pursuant to the advice of counsel.

(ii)           The Earn-Out Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Earn-Out Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Earn-Out Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)          The Earn-Out Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)          The Earn-Out Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Earn-Out Escrow Agent.

(v)           In performing any duties under the Agreement, the Earn-Out Escrow Agent shall not be liable to any Party for damages, claims, liabilities, losses, or expenses, except for gross negligence or willful misconduct on the part of the Earn-Out Escrow Agent (which for all purposes of any section of this Agreement as it pertains to the Earn-Out Escrow Agent shall be finally determined by a court of competent jurisdiction).  The Earn-Out Escrow Agent shall not incur any such liability for (A) any action taken, suffered or omitted in good faith, or (B) any action taken, suffered or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Earn-Out Escrow Agent shall in good faith believe to be genuine, nor will the Earn-Out Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Earn-Out Escrow Agent may consult with legal counsel in connection with Earn-Out Escrow Agent’s duties under this Agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel.  The Earn-Out Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement.  The Earn-Out Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Earn-Out Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Earn-Out Escrow Agent in the selection and continued employment thereof.

(vi)          If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Earn-Out Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Earn-Out Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Earn-Out Escrow Agent’s discretion, the Earn-Out Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Earn-Out Escrow Agent will not be liable for damages.  Furthermore, the Earn-Out Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves.  The Earn-Out Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Earn-Out Escrow Agent through such time and which the Parties jointly and severally agree to pay.  Upon initiating such action, the Earn-Out Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)         The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Earn-Out Escrow Agent harmless against any and all losses, claims, costs, fines, settlement judgments, penalties, demands, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Earn-Out Escrow Agent or incurred by Earn-Out Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

(viii)        The Earn-Out Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:  the Parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the Parties fail to agree upon a successor escrow agent within such time, the Earn-Out Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Earn-Out Escrow Agent shall be discharged from any further duties and liability under this Agreement.  Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Earn-Out Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

(ix)           In no event shall the Earn-Out Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Earn-Out Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(x)            Any Person into which the Earn-Out Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Earn-Out Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the Earn-Out Escrow Agent may be transferred, shall be the Earn-Out Escrow Agent under this Agreement without further act.

(i)            Fees.  All fees of the Earn-Out Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the schedule of the Earn-Out Escrow Agent delivered to Parent at or prior to the execution of this Agreement.  Such fee schedule may be amended or modified upon mutual consent of Parent and the Earn-Out Escrow Agent.  It is understood that the fees and usual charges agreed upon for services of the Earn-Out Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Earn-Out Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the Earn-Out Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Earn-Out Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Earn-Out Escrow Agent shall not be obligated to take any such action unless and until it is reasonably satisfied that it will receive such compensation and reimbursement.

(j)            Notwithstanding anything to the contrary in this Agreement, the Earn-Out Escrow Agent shall perform only those duties and functions as set forth in Section 2.9 of this Agreement, shall not have any other obligations under any other section of this Agreement whatsoever, and shall not be responsible for, or chargeable with, knowledge of any other terms or other provisions contained in this Agreement or any other separate agreement(s) and understanding(s) between the parties thereto.  The Earn-Out Escrow Agent shall not be liable for the accuracy of any calculations or the sufficiency of any funds or shares of stock for any purpose.

2.10         Consideration Guarantee.

(a)           In the event the average closing sale price of a share of Parent Common Stock, as reported on the Nasdaq National Market, in the Fourth Calendar Quarter (the “Fourth Quarter Average Share Price”) is less than $2 per share, the Parent shall issue to Seller or any successor thereto (including the Trust) the Parent Guarantee Amount (as defined in Section 2.10(d)) in accordance with the provisions of this Section 2.10.

(b)           Within ten (10) calendar days of termination of the Fourth Calendar Quarter, Seller or any successor thereto (including the Trust) shall provide evidence to Parent in a form satisfactory to Parent of the number of Seller Guarantee Shares (as defined in Section 2.10(d)) (the “Seller Guarantee Notice”).  Parent will deliver to Seller or any successor thereto (including the Trust) (i) within ten (10) calendar days following the actual receipt of the Seller Guarantee Notice, Parent shall provide a statement setting forth the Parent Guarantee Amount, as determined and calculated by Parent pursuant to this Agreement (the “Guarantee Calculations”).  Parent shall, upon request, make available during normal business hours all books and records supporting the Guarantee Calculations for review by the Seller or any successor thereto (including the Trust).  In the event that Seller or any successor thereto (including the Trust) disputes any portion of the

Guarantee Calculations, Seller or any successor thereto (including the Trust) shall notify Parent in writing (a “Guarantee Dispute Notice”) of the amount, nature and basis of such dispute, within ten (10) calendar days after delivery of the Guarantee Calculations.  If Seller or any successor thereto (including the Trust) does not provide Guarantee Dispute Notice during such period, then the Guarantee Calculations delivered by Parent shall be binding and conclusive upon Seller or any successor thereto (including the Trust), the Shareholders and all parties to this Agreement and the Parent shall (i) direct its transfer agent to issue to Seller or any successor thereto (including the Trust) the applicable number of Parent Guarantee Shares and (ii) issue to Seller or any successor thereto (including the Trust) the applicable portion of the Parent Guarantee Cash, if any, both as determined pursuant to this Section 2.10, within ten (10) calendar days.  In the event of a timely Guarantee Dispute Notice, Seller or any successor thereto (including the Trust) and Parent shall first endeavor to resolve such dispute among themselves.  If Seller or any successor thereto (including the Trust) and Parent are unable to resolve the dispute within thirty (30) calendar days, the dispute, including, without limitation, each party’s proposed final calculation (“Final Guarantee Calculation”) of the Parent Guarantee Amount at the end of such 30-day period (which may differ from the Guarantee Calculations or any amounts set forth in the Guarantee Dispute Notice), shall be submitted to an auditing firm selected by mutual agreement of Parent and Seller or any successor thereto (including the Trust) (the “Auditing Firm”).  The Auditing Firm shall use its best efforts to resolve the dispute within thirty (30) calendar days after submission.  The determination of the Auditing Firm as to the resolution of any dispute shall be binding and conclusive upon Seller or any successor thereto (including the Trust), the Shareholders and all parties to this Agreement, absent fraud.  The fees and expenses of the Auditing Firm in connection with resolving a Guarantee Dispute Notice shall be borne by the party whose Final Guarantee Calculation of the aggregate payment to Seller or any successor thereto (including the Trust) in connection with the Parent Guarantee Amount is further from the amount determined by the Auditing Firm; provided, however, that if such fees and expenses are to be borne by Seller or any successor (including the Trust) the amount of such fees and expenses may, at Parent’s option, be offset on a pro rata basis against any earn-out payments hereunder.

(c)           As soon as practicable after final determination of the Parent Guarantee Amount, Parent shall (i) direct its transfer agent to issue to Seller or any successor thereto (including the Trust) the applicable number of Parent Guarantee Shares and (ii) pay to Seller or any successor thereto (including the Trust) the applicable portion of the Parent Guarantee Cash, if any, both as determined pursuant to this Section 2.10.

(d)           Definitions:

(i)            The “Parent Guarantee Amount” shall equal the sum of the Parent Guarantee Shares and the Parent Guarantee Cash.

(ii)           The “Parent Guarantee Shares” shall equal the lower of (1) 19.9% of Parent’s outstanding stock on the Closing Date minus 4,500,000 (the “Ceiling Shares”) or (2) number of shares (the “Formula Shares”) derived by the following formula:

($2 — X)Y divided by X,

where “X” equals the greater of (1) the Fourth Quarter Average Share Price and (2) the Six Month Lowest Share Price, and

where “Y” equals the number of Seller Guarantee Shares.

(iii)          The “Parent Guarantee Cash” shall equal the lower of (A) Cash Ceiling and (B) the product of (1) the number of Formula Shares minus the number of Ceiling Shares and (2) greater of the Fourth Quarter Average Share Price and the Six Month Lowest Share Price; provided, however, that if the number of Ceiling Shares is greater than the number of Formula Shares the Parent Guarantee Cash shall equal zero.

(iv)          The “Seller Guarantee Shares” shall equal the number of Parent Consideration Shares and Earn-Out Shares held by Seller or any successor thereto and the Shareholders on the last day of the Fourth Calendar Quarter.

(v)           The “Cash Ceiling” shall equal (1) 19% of the sum of (w) the product of the Issuance Trading Price and the sum of the number of Parent Consideration Shares and the number of Earn-Out Shares issued to date (including the Parent Guarantee Shares), (x) the aggregate value of the Assumed Liability, (y) the aggregate value of the Excluded Assets, and (z) the cash to be issued pursuant to Cash Ceiling, less (2) the sum of (y) the aggregate value of the Assumed Liability and (z) the aggregate value of the Excluded Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section numbers) supplied by Seller to Parent and Buyer (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Parent and Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing ); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

3.1           Organization, Qualification, and Corporate Power.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.  Seller is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Seller.  There is no state other than California in which Seller owns any property or in which it has any employees, offices or operations.  Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Section 3.1 of Seller Disclosure Letter lists the directors and officers of Seller.  The operations now being conducted by Seller have not been conducted under any other name since its inception.  The copies of Seller’s Articles of Incorporation, Bylaws, minute books, stock transfer ledger, stock option ledger and warrant ledger which have been delivered to Parent are true, correct and complete as of the date hereof and shall be as of the Closing.

3.2           Authorization.  Seller has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the “Ancillary Agreements”) to which it is a party, and, subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party.  This Agreement and the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby have been approved by the unanimous vote of Seller’s Board of Directors.  This Agreement and the Ancillary Agreements to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3           Capitalization.

(a)           Capital Stock.  The entire authorized capital stock of Seller consists of 37,000,000 shares of Common Stock, 3,515,000 of which are issued and outstanding, 14,000,000 shares of Series A Preferred Stock, 12,479,956 of which are issued and outstanding, 1,000,000 shares of Series B Preferred Stock, 10,000 of which are issued and outstanding, and 10,000,000 shares of Series C Preferred Stock, 8,806,535 of which are issued and outstanding.  All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights and are held of record by the respective shareholders with the domicile addresses as set forth in Section 3.3(a) of Seller Disclosure Letter.  None of the issued and outstanding shares of capital stock are subject to any preemptive rights, rights of first refusal, or any similar rights.  All of the outstanding shares of capital stock have been offered, issued and sold by Seller in compliance with applicable federal and state securities laws.  All shares of Preferred Stock of Seller are convertible into shares of Seller Common Stock at a one-for-one conversion ratio.  There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Seller.

(b)           Options, Rights or Other Agreements. Except for the 2000 Employee and Consultant Equity Incentive Plan (the “Seller Plan”), Seller has not adopted or maintained and Seller is not obligated under, any stock option plan or other plan providing for equity compensation of any person.  Seller has reserved 4,000,000 shares of Seller Common Stock for issuance to employees, contract workers and directors of, and consultants to, Seller upon the exercise of options granted under the Seller Plan, of which 516,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan.  Section 3.3(b) of Seller Disclosure Letter sets forth for each outstanding option granted by Seller under the Seller Plan (the “Seller Options”), the name of the holder of such option, the domicile address of such holder, the number of shares of Seller Common Stock issuable upon the exercise of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option will be accelerated by the transactions contemplated by this Agreement, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code.  Except for Seller Options, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Seller or obligating Seller to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Seller.  Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Seller.

3.4           Subsidiaries.  Seller does not have, and never has had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.  In addition, there are no corporations, partnerships, associations, joint ventures or other business entities controlled by, directly or indirectly, any party that may be deemed to control Seller.

3.5           No Conflicts.  Neither the execution and the delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) violate or conflict with any provision of its Articles of Incorporation or bylaws, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of their respective assets).

3.6           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Seller, is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (ii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

3.7           Financial Statements.  Section 3.7 of Seller Disclosure Letter contains the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheets (the “Most Recent Balance Sheet”)  and statements of income and cash flows (the “Most Recent Financial Statements”) as of and for the fiscal year ended December 31, 2001 for Seller (the “Most Recent Fiscal Period End”), (ii) audited balance sheets and statements of income and cash flows as of and for the fiscal year ended December 31, 2000 for Seller; and (ii) an unaudited balance sheet and statements of income and cash flows) as of and for the five month period ended May 31, 2002 for Seller.  The Financial Statements, (including the notes thereto) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Seller as of such dates and the results of operations of Seller for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments which will not be material individually or in the aggregate.  The books of account of Seller reflect, in all material respects, as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Seller required to be reflected therein.

3.8           Undisclosed Liabilities.  Seller has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for that which individually or in the aggregate (i) is reflected on the Most Recent Balance Sheet or (ii) has arisen after the Most Recent Fiscal Period End in the ordinary course of business.

3.9           Events Subsequent to Most Recent Fiscal Period End.  Since the Most Recent Fiscal Period End, there has not been any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Seller.  Without limiting the generality of the foregoing, since that date:

(a)           Seller has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the ordinary course of business;

(b)           Seller has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a “Contract”) or extended or modified the terms of any Contract which (i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Seller other than in the ordinary course of business, (iii) involves the sale of any material assets, or (iv) involves any license of any Seller Intellectual Property;

(c)           no party (including Seller) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Seller is a party or by which it is bound and Seller has not modified, canceled or waived or settled any debts or claims held by it, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value, whether or not in the ordinary course of business;

(d)           none of the assets of Seller, tangible or intangible, has become subject to any Lien;

(e)           Seller has not made any capital expenditures except in the ordinary course of business and not exceeding $10,000 in the aggregate of all such capital expenditures;

(f)            Seller has not made any capital investment in, or any loan to, any other Person;

(g)           Seller has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

(h)           Seller has not granted any license or sublicense of any rights under or with respect to any Seller Intellectual Property;

(i)            there has been no change made or authorized in the Articles of Incorporation or bylaws of Seller, except as contemplated by this Agreement;

(j)            other than the issuance of Seller Common Stock pursuant to the exercise of employee stock options granted under the Seller Plan outstanding as of the date hereof, there has not been (i) any change in Seller’s authorized or issued capital stock, (ii) any grant of any stock option or right to purchase shares of capital stock of Seller, (iii) the issuance of any security convertible into such capital stock, (iv) the grant of any registration rights, (v) any purchase, redemption, retirement, or other acquisition by Seller of any shares of any such capital stock or (vi) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(k)           Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

(l)            Seller has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

(m)          Seller has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to Seller than would be obtained in a comparable arm’s length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

(n)           Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(o)           Seller has not granted any increase in the base compensation of any of its directors or officers, or, except in the ordinary course of business, any of its employees;

(p)           Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Seller Employee Plans);

(q)           Seller has not made any other change in employment terms for any of its directors or officers, and Seller has not made any other change in employment terms for any other employees outside the ordinary course of business;

(r)            Seller has not suffered any significant adverse change or any threat of any significant adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or partners;

(s)           Seller has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major suppliers;

(t)            Seller has not received notice and does not have knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

(u)           Seller has not changed any of the accounting principles followed by it or the method of applying such principles;

(v)           Seller has not made a change in any of its banking or safe deposit arrangements;

(w)          Seller has not entered into any agreement, contract or commitment materially limiting the freedom of Seller to engage in any line of business or to compete with any person;

(x)            Seller has not entered into any transaction other than in the ordinary course of business; and

(y)           Seller has not become obligated to do any of the foregoing.

3.10         Legal Compliance.  Seller is in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof).  No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the knowledge of Seller, is threatened against Seller by any governmental body alleging any failure to so comply.  Seller has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of Seller as they are presently conducted.

3.11         Tax Matters.

(a)           For purposes of this Agreement, (i) “Tax” or, collectively, “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           Seller has timely filed all reports and returns with respect to any Taxes (“Tax Returns”) that it was required to file.  All such Tax Returns were correct and complete in all respects so as to avoid any additional assessments and have been completed in accordance with applicable law and were prepared in accordance with the applicable statutes, rules and regulations. All Taxes owed by Seller (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements.

(c)           Seller has withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”), and other Taxes required to be withheld.

(d)           Except as set forth in Section 3.11(d) of Seller Disclosure Letter, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(e)           There is no dispute, claim or proposed adjustment concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority.  Seller is not a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does Seller have any reason to believe that any such notice will be received in the future.

(f)            No Tax Returns are currently the subject of audit or examination nor has Seller been notified of any request for an audit or examination.

(g)           No power of attorney has been granted by Seller or any of its Affiliates with respect to any matter relating to Taxes of Seller.

(h)           There are no Liens upon any property or assets of Seller relating to or attributable to Taxes, except for Liens for taxes not yet due and payable.

(i)            Seller has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien upon any property or assets of Seller.

(j)            Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the transactions contemplated by this Agreement that will not be deductible under Section 280G or 162 of the Code.

(k)           Seller is not a party to any tax allocation or sharing agreement nor does Seller owe any amount under any such agreement.

(l)            Seller has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority.  No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction.

(m)          The unpaid Taxes of Seller (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(n)           Seller has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the Seller’s incorporation.

3.12         Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           Seller owns no real property, nor has it ever owned any real property.  All current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of Seller and, to the knowledge of Seller, on the part of any other party thereto.

(b)           Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Most Recent Balance Sheet, and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value in any material respect or interfere with the present use of the property subject thereto or affected thereby.

(c)           Section 3.12(c) of Seller Disclosure Letter lists each material item of equipment with a value of $5,000 or more (the “Equipment”) owned or leased by Seller, and such

Equipment is (i) adequate for the conduct of the business of Seller as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(d)           Seller owns, free and clear of any Liens, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”).  Other than Seller and the customers to which such Customer Information relates, no person possesses any claims or rights with respect to use of the Customer Information.

3.13         Intellectual Property.

(a)           Section 3.13(a) of Seller Disclosure Letter lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by Seller (the “Seller Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Seller Registered Intellectual Property Rights or Seller Intellectual Property.

(b)           Each item of Seller Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.  Except as set forth on Section 3.13(b) of Seller Disclosure Letter, there are no actions that must be taken by Seller within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.  In each case in which Seller has acquired any Technology or Intellectual Property Right from any person, Seller or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller.  To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment of a Registered Intellectual Property Right assigned to Seller with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.  Except as set forth on Section 3.13(b) of Seller Disclosure Letter, Seller has not claimed a particular status, including “Small Business Status,” in the application for any Registered Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will not be true and accurate with respect to Buyer after the Closing.

(c)           Seller has no knowledge of any facts or circumstances that would render any Seller Intellectual Property invalid or unenforceable. Without limiting the foregoing, Seller knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Seller Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Seller Registered Intellectual Property Right and Seller has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

(d)           Each item of Seller Intellectual Property is free and clear of any Liens (i) except as set forth in Section 3.13(d) of Seller Disclosure Letter and (2) except for non-exclusive licenses granted to end-user customers in the ordinary course of business.  Except as set forth in Section 3.13(d) of Seller Disclosure Letter, Seller is the exclusive owner or exclusive licensee of all Seller Intellectual Property.  Without limiting the foregoing: (i) Seller is the exclusive owner of all Trademarks used in connection with the operation or conduct of the Business of Seller, including the sale, licensing, distribution or provision of any Products or services by Seller; (ii) Seller owns exclusively, and has good title to, all Copyrighted Works that are Products or which Seller otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any Product, or by any services of Seller, such Patents constitute Seller Intellectual Property.

(e)           Except as set forth in Section 3.13(e) of Seller Disclosure Letter, all Seller Intellectual Property will be fully transferable, alienable and licensable by Buyer and/or Parent without restriction and without payment of any kind to any third party.

(f)            Except as set forth on Section 3.13(f) of Seller Disclosure Letter and with exception of “shrink-wrap” or similar widely-available commercial end-user licenses, all Technology embodied or incorporated in any Product or otherwise used in or necessary to the conduct of Seller’s Business as presently conducted or currently contemplated to be conducted by Seller was written, developed or and created solely by either (i) employees of Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights in or to such Technology, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights to any of such Technology.

(g)           Except as set forth in Section 3.13(g) of Seller Disclosure Letter, all employees and consultants of Seller have entered into a valid and binding written agreement with Seller sufficient to vest title in Seller of all Technology, including all accompanying Intellectual Property Rights, created by such employee or consultant in the scope of his or her services or employment for Seller.

(h)           Seller has taken all steps that are reasonably required to protect Seller’s rights in confidential information and trade secrets of Seller or provided by any other person to Seller.  Without limiting the foregoing, Seller has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 3.13(h) of Seller Disclosure Letter, and all current and former employees, consultants and contractors of Seller have executed such an agreement.

(i)            Except as set forth on Section 3.13(i) of Seller Disclosure Letter, no person who has licensed Technology or Intellectual Property Rights to Seller has ownership rights or license rights to improvements, modifications or Derivative Works made by Seller in such Technology or Intellectual Property Rights.

(j)            Except as set forth in Section 3.13(j) of Seller Disclosure Letter, Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Seller Intellectual Property, to any other person.

(k)           Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses and outbound “shrink-wrap” licenses in the form set forth on Section 3.13(k)(A) of Seller Disclosure Letter, the contracts, licenses and agreements listed in Section 3.13(k)(A) of Seller Disclosure Letter are all contracts, licenses and agreements to which Seller is a party with respect to any Technology or Intellectual Property Rights.  Except as set forth in Section 3.13(k)(B) of Seller Disclosure Letter, Seller is not in breach of nor has Seller failed to perform under, any of the foregoing contracts, licenses or agreements and, to Seller’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(l)            Section 3.13(l) of Seller Disclosure Letter lists all material contracts, licenses and agreements between Seller and any other person wherein or whereby Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such other person of the Intellectual Property Rights of any person other than Seller.

(m)          Except as set forth in Section 3.13(m) of Seller Disclosure Letter, to the knowledge of Seller, there are no contracts, licenses or agreements between Seller and any other person with respect to any Intellectual Property Rights or Technology under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Seller thereunder.

(n)           The operation of the Business of Seller as it currently is conducted or is contemplated to be conducted by Seller, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Products; or Seller’s Technology, or the performance of services performed or offered by Seller (including Products, Technology or services currently under development) does not and will not and will not when conducted by Parent and/or Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any person claiming that such operation or any act, Product, Technology or service (including Products, Technology or services currently under development) of Seller infringes or misappropriates any Intellectual

Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

(o)           To Seller’s knowledge, no person is infringing or misappropriating any Seller Intellectual Property Right.

(p)           No Seller Intellectual Property or service of Seller is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Seller Intellectual Property.

(q)           No (i) Product, Technology, service or publication of Seller, (ii) material published or distributed by Seller, or (iii) conduct or statement of Seller constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

(r)            Except as set forth on Section 3.13(r) of Seller Disclosure Letter, Seller Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the Business of Seller as currently conducted; and contemplated to be conducted by Seller, including, without limitation, the design, development, manufacture, use, import and sale of the Products, and Seller’s Technology and the performance of services performed or offered by Seller (including Products, Technology or services currently under development).

(s)           Other than as a result of a Buyer Restriction, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any contracts or agreements to which Seller is a party, will result in (i) either Parent’s or the Buyer’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent’s or the Buyer’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Buyer’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Buyer, respectively, prior to the Closing.

(t)            Except as set forth in Section 3.13(t) of Seller Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by Seller to any person or entity by reason of the ownership, development, use, license, sale or disposition of Seller Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

3.14         Contracts.  Section 3.14 of Seller Disclosure Letter lists the following written or oral contracts, agreements, commitments and other arrangements under which Seller is obligated or by which Seller or any of its assets is bound:

(a)           any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $20,000;

(b)           any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Seller;

(c)           any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $20,000;

(d)           any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $10,000;

(e)           any agreement concerning a partnership or joint venture;

(f)            any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $20,000 or under which a Lien has been imposed on any of Seller’s assets, tangible or intangible;

(g)           any agreement to which Seller is a party and which contains covenants of Seller not to compete or engage in any line of business, in any geographic area or with any person or covenants of any other person not to compete with Seller or engage in any line of business of Seller;

(h)           any agreement with any Seller Shareholder or any of such shareholder’s Affiliates (other than Seller) or with any Affiliate of Seller;

(i)            any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

(j)            any collective bargaining agreement;

(k)           any agreement for the employment (other than Offer Letters that are terminable at will by Seller without payment of any penalty or severance benefit) of any individual on a full-time, part-time, consulting, or other basis;

(l)            any executory agreement under which Seller has advanced or loaned any amount to any of its directors, officers, and employees;

(m)          any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by Seller;

(n)           any executory agreement pursuant to which Seller is obligated to provide maintenance, support or training for its services or products;

(o)           any revenue or profit participation agreement which involves aggregate annual payments of more than $20,000;

(p)           any license, agreement or other permission which Seller or any Affiliate of Seller has granted to any third party with respect to any of the Intellectual Property used in Seller’s business;

(q)           any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates Seller to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 30 days notice (without penalty or premium);

(r)            any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $20,000;

(s)           any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

(t)            any agreement obligating Seller to deliver maintenance services or future product enhancements or containing a “most favored nation” pricing clause;

(u)           any agreement obligating Seller to provide source code to any third party for any Seller Intellectual Property;

(v)           any agreement granting an exclusive license to any Seller Intellectual Property or granting any exclusive sales, marketing or distribution rights;

(w)          any agreement relating to the acquisition by Seller of any operating business or the capital stock of any other person;

(x)            any agreement requiring the payment to any person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees in the ordinary course of business); and

(y)           any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000 or which is expected to continue for more than one (1) year from the date hereof.

Seller has delivered to Parent a correct and complete copy of each written agreement (as amended to date) listed in Section 3.14 of Seller Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.14 of Seller Disclosure Letter.  With respect to each such agreement: (A) the agreement, with respect to Seller and, to Seller’s knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Seller nor, to Seller’s knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) Seller has not received notice that any party has repudiated any provision of the agreement.  Except as set forth on Section 3.5 of the Seller Disclosure Letter, Seller has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any such agreement as are required thereunder in connection with the transactions contemplated by this Agreement or to remain in effect without modification after the Closing. Except as set forth on Section 3.5 of the Seller Disclosure Letter, following the Closing, Buyer will be permitted to exercise all of Seller’s rights under such agreements to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay.

3.15         Notes and Accounts Receivable.  All notes and accounts receivable of Seller, all of which are reflected properly on the books and records of Seller, are valid receivables subject to no setoffs, defenses or counterclaims known to Seller, are current and, to Seller’s knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

3.16         Power of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller.

3.17         Insurance.  Seller has delivered to Parent copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Seller is a party.  With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) Seller is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Seller, or permit termination, modification, or acceleration, under the policy; (C) Seller has not received notice that any party to the policy has repudiated any provision thereof; and (D) there has been no failure by Seller to give any notice or present any claim under the policy in due and timely fashion. Section 3.17 of Seller Disclosure Letter describes any self-insurance arrangements presently maintained by Seller.

3.18         Litigation.  Section 3.18 of Seller Disclosure Letter sets forth each instance in which Seller (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been, or, to the knowledge of Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  To the knowledge of Seller, there are no facts or circumstances that would form the reasonable basis of any claim against Seller.

3.19         Restrictions on Business Activities.  Except as set forth in Section 3.19 of the Disclosure Letter, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by Seller.  Without limiting the foregoing, Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its technology (including any Seller Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

3.20         Product Warranty.  The technologies or products licensed, sold, leased, and delivered and all services provided by Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the ordinary course of business in an aggregate amount not exceeding $20,000.

3.21         Guaranties; Indemnities.  Seller is not a guarantor or indemnitor or is not otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

3.22         Employees.  No executive, key employee, or significant group of employees has advised any executive officer of Seller that he, she or they plan to terminate employment with Seller during the next 12 months.  Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute.  To Seller’s knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

3.23         Employee Matters and Benefit Plans.

(a)           Definitions.  With the exception of the definition of “Affiliate” set forth in Section 3.23(a)(i) below (which definition shall apply only to this Section 3.23), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)            “Affiliate” shall mean any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)           “Benefits Liabilities” shall mean, with respect to any Seller Employee Plan, any and all claims, debts, liabilities, commitment and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(iii)          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iv)          “DOL” shall mean the Department of Labor;

(v)           “Employee” shall mean any current or former or retired employee, consultant or director of Seller or any Affiliate;

(vi)          “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Seller or any Affiliate and any Employee;

(vii)         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii)        “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix)           “International Employee Plan”  shall mean each Seller Employee Plan that has been adopted or maintained by Seller or any Affiliate, whether informally or formally, or with respect to which Seller or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(x)            “IRS” shall mean the Internal Revenue Service;

(xi)           “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii)          “Pension Plan” shall mean each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA;

(xiii)         “Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller or any Affiliate for the benefit of any Employee, or with respect to which Seller or any Affiliate has or may have any liability or obligation;

(b)           Schedule.  Schedule 3.23(b) contains an accurate and complete list of each Seller Employee Plan, International Employee Plan, and each Employment Agreement.  Seller does not have any plan or commitment to establish, adopt or enter into any Seller Employee Plan, International Employee Plan, or Employment Agreement, to modify any Seller Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Seller Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

(c)           Documents.  Seller has provided to Parent correct and complete copies of: (i) all documents embodying each Seller Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Seller Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Employee Plan; (iv) if Seller Employee Plan is funded, the most recent annual and periodic accounting of Seller Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Seller Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Seller Employee Plan and any proposed Seller Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Seller; (viii) all correspondence to or from any governmental agency relating to any Seller Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Seller Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Seller Employee Plan.

(d)           Employee Plan Compliance.  Except as set forth on Schedule 3.23(d), (i) Seller has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Seller Employee Plan, and each Seller Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Seller Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Seller Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Seller Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or

Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Seller Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Seller Employee Plan or against the assets of any Seller Employee Plan; (v) each Seller Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing, without material liability to Parent, Buyer or any of their Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller or any Affiliates, threatened by the IRS or DOL with respect to any Seller Employee Plan; and (vii) neither Seller nor any Affiliate is subject to any penalty or tax with respect to any Seller Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)           Pension Plan.  Neither Seller nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f)            Collectively Bargained, Multiemployer and Multiple Employer Plans.  At no time has Seller or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Neither Seller, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g)           No Post-Employment Obligations.  No Seller Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither Seller nor any of its Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(h)           Welfare Plan Compliance.  Seller and, as applicable, its Affiliates, have, prior to the Closing, complied with the health care continuation requirements of COBRA, the requirement of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

(i)            Effect of Transaction.

(i)            Except as set forth on Schedule 3.23(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Employment Agreement, trust or loan that will or may result in any payment

(whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)           Except as set forth on Schedule 3.23(i) and other than the Retention Options, no payment or benefit which will or may be made by Seller or its Affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j)            Employment Matters.  Seller: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against Seller under any worker’s compensation policy or long-term disability policy.

(k)           Labor.  No work stoppage or labor strike against Seller is pending,  threatened or reasonably anticipated.  Seller does not know of any activities or proceedings of any labor union to organize any Employees.  Except as set forth in Schedule 3.23(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Seller.  Neither Seller nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Except as set forth in Schedule 3.23(k), Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller.

(l)            International Employee Plan.  Seller does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

3.24         Environment, Health, and Safety.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(a)           Definitions:

(i)            “Hazardous Material” is any material, chemical or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental

Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

(ii)           “Governmental Authority” is any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject matter of this Agreement, any Business Facility or the Seller.

(iii)          “Business Facility” is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Seller in connection with the operation of its business.

(iv)          “Environmental Laws” are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing.

(v)           “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

(vi)          “Environmental Permit” is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by the Seller.

(b)           Condition of Property:  As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Seller to liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Seller or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Seller.  There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Seller or as a consequence of the acts of the Seller or its agents.

(c)           Hazardous Materials Activities:  The Seller has conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws.  The Hazardous Materials Activities of the Seller prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(d)           Permits:  Seller holds all Environmental Permits necessary for the conduct of the Seller’s Business as currently being conducted by Seller and as currently contemplated to be conducted.

(e)           Environmental Litigation:  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Seller’s knowledge,  threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Seller relating to its Business, or any Business Facility.

(f)            Environmental Liabilities:  The Seller is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a material adverse effect on the business or financial status of the Seller.

(g)           Reports and Records:  The Seller has not used any Hazardous Materials in any Business Facilities other than those contained in office and janitorial supplies used by Seller.  The Seller has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Seller’s possession concerning the Hazardous Materials Activities of the Seller relating to its Business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Seller.  The Seller has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.25         Sufficiency of Assets.  The Purchased Assets, the personnel set forth in Schedule 6.7 and the rights acquired by Buyer under this Agreement, including the Ancillary Agreements and the third party contracts assigned by Seller to Buyer pursuant to this Agreement, excluding the Excluded Assets and any nontransferable assets pursuant to Section 2.7, include all assets, personnel and rights of Seller, that: (i) are used or held for use by Seller for Seller’s operation or conduct of the Business, or (ii) are necessary for, or would otherwise be infringed by, the operation or conduct the Business by Buyer immediately following the Closing in substantially the same manner as currently conducted or contemplated to be conducted by Seller, and such assets, personnel and rights are sufficient for the conduct of the Business by Buyer immediately following the Closing in substantially the same manner as currently conducted or contemplated to be conducted by Seller.

3.26         Certain Business Relationships With Seller.  To Seller’s knowledge, neither any shareholders of Seller nor any director or officer of Seller, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest (excluding any direct or indirect ownership by a shareholders of Seller of up to 1% of the outstanding capital stock of a publicly traded entity) in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Seller, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Seller.

3.27         No Adverse Developments.  There is no development (exclusive of general economic factors affecting business or Seller’s industry in general) or, to Seller’s knowledge, threatened development affecting Seller (or affecting customers, suppliers, employees, and other Persons which have relationships with Seller) that (i) is having or is reasonably likely to have a Material Adverse Effect on Seller, or (ii) would prevent Buyer from conducting the business of Seller following the Closing in the manner in which it was conducted by Seller prior to the Closing.

3.28         Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

3.29         Complete Copies of Materials.  Seller has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

3.30         Board Approval.  The Board of Directors of Seller has unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Seller and is on terms that are fair to such shareholders, (iii) recommended that the shareholders of Seller approve this Agreement and the transactions contemplated hereby, and (iv) adopted a plan of liquidation for purposes of California Corporations Code and other applicable laws.

3.31         Export Control Laws.  Except as set forth in Section 3.31 of the Seller Disclosure Letter, Seller has conducted its export transactions in accordance, in all material respects, with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing, except as set forth in Section 3.31 of the Seller Disclosure Letter, Seller represents and warrants that:

(a)           Seller has obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b)           Seller is in compliance with the terms of all applicable export licenses or other approvals;

(c)           there are no pending or, to the knowledge of Seller, threatened claims against Seller with respect to such export licenses or other approvals;

(d)           to the knowledge of Seller, there are no actions, conditions or circumstances pertaining to Seller’s export transactions that may give rise to any future claims; and

(e)           no consents or approvals for the transfer of export licenses to Buyer are required, or such consents and approvals can be obtained expeditiously without material cost.

3.32         Preferences; Solvency.  The following statements are, after giving effect to the transactions contemplated hereby, and will be, upon each distribution of any assets or property of Seller to the Trust (as defined in Section 6.13 hereof) or the shareholders of Seller, true and correct:

(a)           The aggregate value of all assets and properties of Seller or the Trust, at their respective then present fair saleable values, exceeds the amount of all the debts and Liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities) of Seller or the Trust.  Seller understands that, in this context, “present fair saleable value” means the amount which may be realized within a reasonable time through a sale within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions.  In determining the present fair saleable value of Seller’s contingent liabilities (such as litigation, guarantees and pension plan liabilities), Seller has considered such liabilities that could possibly become actual or matured liabilities.

(b)           Seller is not insolvent as such term is used in Section 548 of the Bankruptcy Code and the Uniform Fraudulent Transfers Act as adopted in the State of California, and all other applicable fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to Seller.

(c)           The Purchase Price received by Seller in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Purchased Assets.

3.33         Full Disclosure.  No representation or warranty in this Article III or in any document delivered by Seller or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. Seller has delivered to Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in Seller Disclosure Letter.

3.34         Information Supplied.  The information supplied by Seller specifically for inclusion in the Shareholder Materials (as defined in Section 5.4) to be sent to the shareholders of Seller shall not, on the date the Shareholder Materials is first mailed to the shareholders of Seller and at the time of the meeting of the shareholders of Seller held to vote on the approval the transactions contemplated by this Agreement, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the approval of the transactions contemplated by this Agreement which has become false or misleading.  Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied by Parent or Buyer which is contained in any of the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Parent to Seller (the “Parent

Disclosure Letter”), each of Parent and Buyer, jointly and severally, hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

4.1           Organization, Qualification, and Corporate Power.  Parent is a corporation duly organized, validly existing, and in good standing under the laws of Bermuda.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Sate of Delaware.  Parent and Buyer are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Parent.  Parent and Buyer have full corporate power and authority, and have all necessary licenses and permits (other than licenses or permits the failure of which to possess would not result in a Material Adverse Effect on Parent), to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

4.2           Authorization.  Parent and Buyer have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to consummate the transactions contemplated hereunder and to perform their obligations hereunder, and no other proceedings on the part of Parent or Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are parties.  This Agreement and the Ancillary Agreements to which they are parties and the transactions contemplated hereby and thereby have been approved by Parent’s Board of Directors.  The consummation of the transactions contemplated hereby does not require the approval or consent of the shareholders of Parent.  This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of Parent and/or Buyer, enforceable against Parent and/or Buyer in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3           Capitalization.

(a)           As of June 30, 2002, the authorized capital stock of Parent consisted of (i) 10,000,000 shares of Preferred Stock, $0.001 par value, none of which was issued or outstanding, and (ii) 100,000,000 shares of Common Stock, $0.001 par value, of which 58,357,982 shares were issued and outstanding. All of the outstanding shares of Parent’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, the authorized capital stock of Buyer consists of 1,000 shares of Common Stock, $0.001 par value per share, of which 1,000 shares have been duly authorized and validly issued, are fully paid and nonassessable, all of which are owned by Parent.

(b)           The shares of Parent Common Stock to be issued pursuant to Section 2.3 of this Agreement will be duly authorized, validly issued, fully paid, non-assessable.

4.4           No Conflicts.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, (B) violate or conflict with any provision of the charters or bylaws of Parent or Buyer, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which either is bound or to which any of their assets is subject which has been filed as an exhibit to the Parent SEC Reports, other than any of the foregoing which would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

4.5           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Parent, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) any applicable filings required under the HSR Act and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

4.6           SEC Filings.  Parent has filed all forms, reports and documents required to be filed with the SEC since September 27, 2001 (collectively, the “Parent SEC Reports”).  The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7           Brokers’ Fees.  Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.8           Information Supplied.  The information supplied by Parent or Buyer specifically for inclusion in the Shareholder Materials (as defined in Section 5.4) to be sent to the shareholders of Seller shall not, on the date the Shareholder Materials is first mailed to the shareholders of Seller and at the time of the Seller’s shareholder meeting held to vote on the approval of the transactions contemplated by this Agreement, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the approval of the transactions contemplated by this Agreement which has become false or misleading.  Notwithstanding the foregoing, Parent and Buyer make no representations or warranties with respect to any information supplied by Seller which is contained in any of the foregoing documents.

4.9           Parent Engaged in Active Trade or Business.  For the entire thirty-six month period ending on the Closing Date, Parent will have been engaged in an active trade or business (as defined in section 1.367(a)-2T(b) of the Treasury Regulations) outside the United States.  Parent has no intention, and as of the Closing Date shall have no intention, to substantially dispose of or discontinue such trade or business.

4.10         Fair Market Value of Parent At Least Equal to that of Seller.  As of the Closing Date, the fair market value of Parent will be at least equal to the fair market value of the Seller.  For purposes of this Section 4.10, the fair market value of Parent shall include assets acquired outside Parent’s ordinary course of business within the thirty-six month period ending on the Closing Date only if either (i) both (a) as of the Closing Date such assets do not produce, and are not held for the production of, passive income as herein defined in Section 1296(b) of the Code, and (b) such assets were not acquired for the principal purpose of satisfying this requirement that Parent’s fair market value at least equal that of Seller or (ii) such assets consist of (a) the stock of a foreign corporation whose stock is at least 80% owned (by total voting power and total value), directly or indirectly, by Parent or (b) an interest in a partnership in which Parent has active and substantial management functions as a partner with regard to the partnership business or has an interest representing a 25% or greater interest in the partnership’s capital and profits.

4.11         Employees.  Buyer is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute.  To Buyer’s knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

4.12         Employee Matters and Benefit Plans.

(a)           Definitions.

(i)            “Buyer Affiliate” shall mean any other person or entity under common control with Buyer within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)           “Buyer Benefits Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by

Buyer or any Buyer Affiliate for the benefit of any Buyer Employee, or with respect to which Buyer or any Buyer Affiliate has or may have any liability or obligation that may affect Seller;

(iii)          “Buyer Benefits Liabilities” shall mean, with respect to any Buyer Employee Plan, any and all claims, debts, liabilities, commitment and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking;

(iv)          “Buyer Employee” shall mean any current or former or retired employee, consultant or director of Buyer or any Buyer Affiliate;

(v)           “Buyer International Employee Plan” shall mean each Buyer Employee Plan that has been adopted or maintained by Buyer or any Buyer Affiliate, whether informally or formally, or with respect to which Buyer or any Buyer Affiliate will or may have any liability, for the benefit of Buyer Employees who perform services outside the United States that may affect Seller.

(b)           Schedule.  Schedule 4.12(b) contains an accurate and complete list of each Buyer Employee Plan and Buyer International Employee Plan.

(c)           Employee Plan Compliance.  Except as set forth on Schedule 4.12(c), (i) Buyer has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Buyer Employee Plan, and each Buyer Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Buyer Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Buyer Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Buyer Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Buyer Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Buyer, threatened or reasonably anticipated (other than routine claims for benefits) against any Buyer Employee Plan or against the assets of any Buyer Employee Plan; (v) each Buyer Employee Plan can be amended, terminated or otherwise discontinued after the Closing, without material liability to Seller or any of their Affiliates; (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Buyer or any Buyer Affiliates, threatened by the IRS or DOL with respect to any Buyer Employee Plan; and (vii) neither Buyer nor any Buyer Affiliate is subject to any penalty or tax with respect to any Buyer Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d)           Pension Plan.  Neither Buyer nor any Buyer Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(e)           Collectively Bargained, Multiemployer and Multiple Employer Plans.  At no time has Buyer or any Buyer Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Neither Buyer, nor any Buyer Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(f)            No Post-Employment Obligations.  No Buyer Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former Buyer Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither Buyer nor any Buyer Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Buyer Employee (either individually or to Buyer Employees as a group) that such Buyer Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(g)           Effect of Transaction.  Except as set forth on Schedule 4.12(g), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Buyer Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Buyer Employee.

(h)           Employment Matters.  Buyer: (i) is in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Buyer Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Buyer Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Buyer Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against Buyer under any worker’s compensation policy or long-term disability policy.

(i)            Labor.  No work stoppage or labor strike against Buyer is pending, threatened or reasonably anticipated.  Buyer does not know of any activities or proceedings of any labor union to organize any Buyer Employees.  Except as set forth in Schedule 4.12(i), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Buyer, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Buyer Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Seller.  Neither Buyer nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Except as set forth in Schedule 4.12(i), Buyer is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Buyer Employees and no collective bargaining agreement is being negotiated by Buyer.

(j)            International Employee Plan.  Buyer does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any Buyer International Employee Plan.

ARTICLE V

PRE-CLOSING COVENANTS

With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Closing:

5.1           Operation of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, Seller agrees (except to the extent that the other parties shall otherwise consent in writing or this Agreement shall otherwise require) to carry on the business of Seller in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the present business organization, keep available the services of the present officers and key employees and, except as or this Agreement shall otherwise require, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Closing. Seller shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving it.  Except as expressly contemplated by this Agreement, Seller shall not, without the prior written consent of Parent:

(a)           Enter into any commitment or transaction not in the ordinary course of business.

(b)           (i) Sell or enter into any license agreement with respect to Seller Intellectual Property with any person or entity or (ii) buy or enter into any license agreement with respect to the Intellectual Property of any person or entity;

(c)           Transfer to any person or entity any rights to Seller Intellectual Property (other than pursuant to end user licenses in the ordinary course of business);

(d)           Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of Seller;

(e)           Enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of Seller;

(f)            Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Seller Disclosure Letter;

(g)           Commence any litigation;

(h)           Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Seller, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefore);

(i)            Except for the issuance of shares of Seller Capital Stock upon exercise or conversion of presently outstanding Seller Options or warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(j)            Cause or permit any amendments to its articles of incorporation or bylaws or other organizational documents;

(k)           Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Seller;

(l)            Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

(m)          Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Seller or guarantee any debt securities of others;

(n)           Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

(o)           Grant any severance or termination pay in cash or otherwise to any director, officer or employee except pursuant to written agreements outstanding and disclosed and provided to Parent, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof or grant any bonus, payment or equity-based compensation (except as expressly permitted by this Agreement), whether payable in cash, stock or other securities;

(p)           Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

(q)           Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(r)            Take any action to accelerate or modify the vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of Seller or take any action that could jeopardize the tax-free reorganization hereunder;

(s)           Pay, discharge or satisfy, in an amount in excess of $10,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements (or the notes thereto);

(t)            Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u)           Enter into any strategic alliance or joint marketing arrangement or agreement;

(v)           Hire or terminate employees or encourage employees to resign other than in the ordinary course of business;

(w)          Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (v) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

5.2           Access to Information.  Each of Seller and Parent will permit the other Party and its representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations (subject, in the case of Parent, to compliance with applicable securities laws).  Neither such access, inspection and furnishing of information to any Party and its representatives, nor any investigation by any Party and its representatives, shall in any way diminish or otherwise affect such Party’s right to rely on any representation or warranty made by the other Parties hereunder.

5.3           Notice of Developments.  Seller shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice.  No disclosure by Seller pursuant to this Section 5.3, however, shall be deemed to amend or supplement Seller Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant without the written consent of Parent.

5.4           Shareholder Approval.  As promptly as practicable after the execution of this Agreement, Seller shall submit this Agreement and the transactions contemplated hereby to the Seller’s shareholders for approval and adoption as provided by California Law and its Articles of Incorporation and Bylaws.  Seller shall use its best efforts to solicit and obtain the consent of its shareholders sufficient to approve the transactions contemplated by this Agreement and to enable the Closing to occur as promptly as practicable.  All material to be submitted to Seller’s shareholders (the “Shareholder Materials”) shall be subject to review and approval by Parent and include information regarding Seller, the terms of the transactions contemplated by this Agreement and the unanimous recommendation of the Board of Directors of Seller regarding the transactions contemplated by this Agreement.  At Buyer’s request, Seller shall include in the Shareholder Materials for approval by the requisite vote of its shareholders a proposal regarding any payments contemplated under this Agreement or the transactions contemplated hereby that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code such that all such payments shall not be deemed to be “parachute payments” under Section 280G of the Code or shall be exempt from such treatment under Section 280G of the Code.  Seller shall deliver to Parent, concurrently with the execution of this Agreement, executed Voting Agreements from holders with beneficial ownership of (i) a majority of the outstanding shares of Seller Preferred Stock and (ii) a majority of the outstanding shares of Seller Common Stock.

5.5           No Solicitation.

(a)           From and after the date hereof and until the earlier of the Closing or the termination of this Agreement, Seller shall not (nor shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Parent and its designees: (a) solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal with Seller or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (b) provide information with respect to Seller to any Person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Seller or any subsidiary of Seller (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (c) enter into a contract or agreement (whether oral or written) with any Person, other than Parent, providing for an Acquisition Proposal with Seller or any subsidiary (whether such subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with Seller or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized) other than by Parent.  Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any Acquisition Proposal.  In addition to the foregoing, if Seller or any of its Representatives receives, prior to the Closing or the termination of this Agreement, any offer or proposal (formal or informal) relating to any of the above, Seller shall immediately notify Parent thereof and provide Parent with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep Parent fully informed of the status and details of any such offer of proposal.  Each of Seller and Parent acknowledge that this Section 5.5 was a significant inducement for Buyer and Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price to be paid to Seller or (ii) a failure to induce Buyer and Parent to enter into this Agreement.

(b)           As used in this Section 5.5, “Acquisition Proposal” shall mean:

(i)            a proposal or offer for a merger, consolidation or other business combination involving an acquisition of Seller or any material assets of Seller; or

(ii)           any proposal to acquire in any manner any Seller Capital Stock (other than upon the exercise of options outstanding on the date hereof as listed in Section 3.3(b) of Seller Disclosure Letter.

5.6           Affiliate Agreements.  Section 5.6 of Seller Disclosure Letter sets forth those Persons who, in Seller’s reasonable judgment, are or may be Affiliates of Seller.  Seller shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list.  Seller shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Affiliates of Seller, an executed Affiliate Agreement.  Parent and Buyer shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

5.7           Reasonable Efforts.  Each of the Parties will use their reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

5.8           Notices and Consents.  Seller will give any notices to third parties and obtain any third party consents that are required in connection with the matters identified in Sections 3.5 and 3.6 of Seller Disclosure Letter or otherwise required in connection with the transactions contemplated by this Agreement so as to preserve all material rights of or benefits to Seller. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Sections 3.5 and 3.6 of Seller Disclosure Letter or as otherwise required in connection with the transactions contemplated by this Agreement.

ARTICLE VI

OTHER AGREEMENTS AND COVENANTS

6.1           Confidentiality.  Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto. In this regard, Seller and its employees and agents acknowledge that Parent’s Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.  Accordingly, Seller and its employees and agents, acknowledge and agree not to engage in any transactions in Parent’s Common Stock in violation of applicable insider trading laws.

6.2           Additional Documents and Further Assurances.  Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

6.3           Treatment as Reorganization.  It is intended by the parties hereto that the transactions contemplated hereby shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code.  Notwithstanding the foregoing, no party to this Agreement makes any representations as to the tax consequences of the transactions contemplated by this Agreement.

6.4           Employee Plans and Benefit Arrangements.  Effective as of the day immediately preceding the Closing Date, the Seller and any of its Affiliates shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include an Internal Revenue Code Section 401(k) arrangement (unless Parent provides written notice to the Seller that such 401(k) plans shall not be terminated) (collectively, “Seller Employee Plans”).  Unless Parent provides such written notice to the Seller, no later than five business days prior to the Closing Date, the Seller shall provide Parent with evidence that such Seller Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Seller’s Board of Directors.  The form and substance of such resolutions shall be subject to review and approval of Parent.  The Seller also shall take such other actions in furtherance of terminating such Seller Employee Plan(s) as Parent may reasonably require.

6.5           Seller Options and Warrants.  Buyer will not assume any outstanding options or warrants.

6.6           Benefits Liabilities.  From and after the Closing Date, Seller and any of its Affiliates shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all Benefits Liabilities arising under, resulting from or relating to the Seller Employee Plans whether incurred before, on or after the Closing.

6.7           Retained Employees.  Prior to the Closing, Buyer shall make an offer of employment to each employee of Seller set forth on Schedule 6.7, which such employment shall commence upon Closing.

6.8           Listing of Additional Shares.  Prior to the Closing, Parent shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares, if required, with respect to the shares of Parent Common Stock issuable pursuant hereto.

6.9           Registration of Parent Guarantee Shares.  In accordance with a Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), Parent shall prepare and file within 30 days after the final determination of the Parent Guarantee Amount pursuant to Section 2.10 a registration statement on Form F-3 under the Securities Act covering the Parent Guarantee Shares issued pursuant to this Agreement; provided, however, that Parent shall have no obligation to file a registration statement on Form F-3 if Parent is not eligible to use Form F-3 at the time such registration statement is to be filed pursuant to this Section 6.9.  Parent shall use commercially reasonable efforts to cause the F-3 to become effective within 30 days of the filing of such registration statement.

6.10         Shareholder Observer Rights.

(a)           Parent will allow one individual nominated by the Seller or any successor thereto (including the Trust) (the “Observer”) to act as an authorized representative of Seller or any successor (including the Trust) and the Shareholders to participate in and attend all meetings of the Board of Directors of Parent in a non-voting observer capacity.

(b)           Parent shall provide notice of and other information with respect to such Board of Director meetings as are delivered to the directors of Parent.  The Observer, Seller or any successor thereto (including the Trust) shall maintain the confidentiality of all financial, confidential and proprietary information of Parent obtained by them as a result of these rights, and represent and agree that the information provided by Parent pursuant to these rights shall not be made available to any competitor or customer of, or vendor to, Parent or any affiliate or associate of any such entity.  Upon Parent’s request, an agreement providing for nondisclosure of Parent’s proprietary information will be executed and signed by the Observer.  Parent may exclude the Observer from any meetings or portions thereof if, in the good faith determination of a majority of the Board of Directors of

Parent, (i) the subject matter to be discussed relates to disputes or negotiations relating to Seller or any successor thereto (including the Trust) or the Shareholders, or (ii) if attendance by the Observer could result in waiver or loss of the attorney-client privilege or other competitive advantage as reasonably determined by the Parent, or (iii) fulfill Parent’s obligations with respect to confidential or proprietary information of third parties.  Parent will use its reasonable best efforts to ensure that any withholding of information or any restriction on attendance is strictly limited only to the extent necessary set forth in the preceding sentence.

(c)           The observer rights granted under this Section 6.10 shall terminate on the date two years following the Closing Date (the “Observer Rights Termination Date”).  If Seller or any successor thereto (including the Trust) or the Shareholders provide the Parent evidence satisfactory to Parent within 30 days prior to the Observer Rights Termination Date that Seller or any successor thereto (including the Trust) and the Shareholders hold at least 2 million shares of Parent Common Stock, the observer rights granted under this Section 6.10 shall be extended until the earlier of (x) such time that Seller or any successor thereto (including the Trust) and the Shareholders no longer own at least 2 million shares of Parent Common Stock or (y) the date two years following the Observer Rights Termination Date.  The foregoing notwithstanding, the observer rights granted under this Section 6.10 shall terminate immediately upon the election of a Shareholder Director (as defined in Section 6.11).

(d)           The rights granted hereunder may not be assigned or otherwise conveyed by the Shareholders without the prior written consent of Parent.

6.11         Shareholder Representative on Parent Board of Directors.  In the event an incumbent member of Parent’s Board of Directors voluntarily decides not to seek re-election to Parent’s Board of Directors at the 2002 annual meeting of shareholders, Dr. Priscilla Lu shall nominate an individual designated by Seller or any successor thereto (including the Trust) (a “Shareholder Director”) for consideration by the Board of Directors for nomination to Parent’s shareholders for election as a member of Parent’s Board of Directors at Parent’s 2002 annual meeting of shareholders.

6.12         Parent Loans.  Following the execution of this Agreement but prior to the earlier of the Closing or the termination of the Agreement in accordance with Section 9, Parent may loan the Seller funds for operating expenses incurred following the date of this Agreement in accordance with a secured promissory note in a form satisfactory to Parent.  Any cash loaned by Parent or Buyer to Seller retained by Seller on the Closing Date shall be repaid to Parent or Buyer on the Closing Date.

6.13         Liquidation of Seller.

(a)           Within five (5) business days following the Closing, Seller shall (i) file a Certificate of Election pursuant to Section 1901 of the California Corporations Code (the “Certificate of Election”) with the Secretary of State of California pursuant to the California Corporations Code and other applicable law, and (ii) enter into the Agreement and Declaration of Trust, in substantially the form attached hereto as Exhibit J (the “Trust Agreement”), for the benefit of the shareholders of Seller, designating one or more of Seller’s directors as initial trustees thereunder, and designating the other directors of Seller as initial members of the advisory committee thereunder, and (iii) transfer to the trust established under the Trust Agreement (the “Trust”) all of the assets and liabilities of Seller (including, without limitation, the shares of Parent Common Stock issued to Seller pursuant hereto and all of Seller’s rights under this Agreement and the Escrow Agreement).  Seller shall, as soon as practicable after the Closing, but in no event more than twelve (12) months following the Closing, file a Certificate of Dissolution

.

(b)           Following the Closing Date, Seller shall not carry on the business for which it was established or any other business (including, without limitation, the Business), except as may be necessary or incidental to the winding up of its affairs.

(c)           After filing the Certificate of Election, Seller or the Trust, as the case may be, shall (i) provide notice to claimants, and (ii) make payments and distributions, pursuant to the California Corporations Code and other applicable law.

(d)           Seller or the Trust shall, pursuant to the Trust Agreement and the California Corporations Code and other applicable law, (i) provide notice to claimants, (ii) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to Seller or the Trust, and (iii) make such provision as will be sufficient to provide compensation for claims that have not been made or known to Seller or the Trust or that have not arisen but that, based upon facts known to Seller or the Trust, are likely to arise or to become known to Seller or the Trust prior to the expiration of applicable statutes of limitation.  Such claims shall be paid in full or adequately provided for, pursuant to the California Corporations Code and other applicable law.  After paying Seller’s or the Trust’s debts and satisfying all of Seller’s or the Trust’s liabilities, or making provision therefor in accordance with the foregoing (the “Debt Payment”), Seller or the Trust shall distribute all of the remaining assets and properties of Seller or the Trust (including the Parent Consideration Shares, the Earn-Out Shares and the Parent Guarantee Shares) to its shareholders in complete cancellation of all of the issued and outstanding Seller Capital Stock.  Seller or the Trust shall not distribute the Parent Consideration Shares, the Earn-Out Shares or the Parent Guarantee Shares prior to the Debt Payment.

6.14         Reasonable Cooperation of Buyer.  Parent and Buyer shall cooperate with Seller to the extent reasonable with Seller’s efforts to obtain any third party consents set forth on Schedule 7.1(f) hereof; provided, however, that this Section 6.14(a) shall not obligate Parent and Buyer (in the aggregate) to incur any additional expense or liability.

6.15         Seller Operations.  Buyer shall maintain the principal office of the Business at the Shadelands Business Park office or an alternative office located within 10 miles of the Shadelands Business Park office until at least December 31, 2003.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1           Conditions to Parent’s and Buyer’s Obligation to Close.   The obligations of Parent and Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

(a)           Representations and Warranties. The representations and warranties of Seller set forth in Article III that are qualified as to materiality or Material Adverse Effect, or in Sections 3.1, 3.2 or 3.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

(b)           Covenants.  Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

(c)           No Actions.  No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect to Seller or the Purchased Assets.

(d)           No Material Adverse Effect.  From the date of the Most Recent Balance Sheet, there shall not have been any event or development which has resulted in a Material Adverse Effect on Seller nor shall there have occurred any event or development which could reasonably be likely to result in the future in a Material Adverse Effect on Seller or the Purchased Assets.

(e)           Certificates.  The President of Seller shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 7.1(a) to 7.1(d) (inclusive) is satisfied in all respects.

(f)            Required Consents. Buyer and Parent shall have been furnished with evidence satisfactory to it that Seller has obtained the consents, approvals and waivers set forth in Schedule 7.1(f) attached hereto.

(g)           Governmental Authorizations.  The Parties shall have received all authorizations, consents and approvals of Governmental Bodies set forth in Section 3.6 of the Seller Disclosure Letter.

(h)           Non-Competition Agreements. The Persons listed on Exhibit B-1 shall each have executed and delivered to Buyer a Non-Competition Agreement in substantially the form attached hereto as Exhibit B-2, and such Non-Competition Agreements shall be in full force and effect.

(i)            Offer Letters.  The Persons listed on Exhibit C-1 shall each have executed and delivered to Buyer an Offer Letter in substantially the form attached hereto as Exhibit C-2, and such Offer Letters shall be in full force and effect.

(j)            Employee Proprietary Information Agreements.  Each Hired Employee shall have executed and delivered to Buyer the standard form of Employee Proprietary Information, Agreement of Buyer or Parent in substantially the form attached hereto as Exhibit F, and such agreements shall be in full force and effect.

(k)           Legal Opinion.  Parent and Buyer shall have received from Crosby Heafy Roach & May, counsel to Seller, an opinion in form and substance reasonably acceptable to Parent and Buyer and its counsel, addressed to Parent and Buyer, and dated as of the Closing Date.

(l)            Voting Agreements.  The Voting Agreements executed and delivered to Parent on the date hereof shall remain in full force and effect.

(m)          Securities Exemptions.  Parent shall be reasonably satisfied that the issuance of its shares of Parent Common Stock and other securities pursuant to Section 2.3(a) of this Agreement shall:  (a) be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); and (b) be exempt from the registration and/or qualification requirements of all applicable state “blue sky” securities laws.

(n)           Releases.  Each officer and director of Seller, and each holder of more than five percent (5%) of Seller’s capital stock, shall have executed and delivered, in form and substance mutually agreed by the parties, a release of claims against the Purchased Assets, Buyer and Parent which would be, or could be construed as, Assumed Liabilities.

(o)           Amendment of the Qualcomm Agreement.  The Qualcomm Agreement shall have been amended to the satisfaction of Parent and Buyer and an assignment agreement in a form satisfactory to Parent and Buyer executed by Seller and Qualcomm shall have been delivered to Parent.

(p)           280G Agreements.   The shareholders of Seller shall have approved, by the requisite vote under applicable law, any payments of cash or stock contemplated by this Agreement that may be deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, such that all such payments resulting from the transactions contemplated hereby shall not qualify as “excess parachute payments” within the meaning of Section 280G of the Code or shall be exempt from such treatment under Section 280G of the Code.

(q)           Hired Employees.  All of the Hired Employees set forth on Schedule 1.1(i) shall have accepted employment with Buyer, effective as of the Closing.

(r)            Shareholder Representation and Lock-up Agreement.  Parent and Buyer shall have received a copy of the Shareholder Representation and Lock-up Agreement executed for and on behalf of each Shareholder.

(s)           Nasdaq Listing.  The shares of Parent Common Stock issuable in connection with the transactions contemplated by this Agreement shall have been authorized for listing, if required, on the Nasdaq National Market upon official notice of issuance.

(t)            Termination of Company Options.  Seller shall have provided a Cancellation Notice to the holders of options under Seller’s 2000 Employee and Consultant Equity Incentive Plan and such options shall have been terminated to the reasonable satisfaction of Parent and Buyer.

(u)           Termination of 401(k) Plan.  Parent and Buyer shall have received from Seller evidence that Seller’s 401(k) plan has been terminated pursuant to resolution of Seller’s Board of Directors (the form and substance of which shall have been subject to review and approval of Buyer), effective as of the date immediately preceding the Closing Date.

(v)           Amendment of the Equipment Rental Agreement.  The Equipment Rental Agreement, dated as of March 1, 2001, by and between Milroute Technologies, Inc. and Seller shall have been amended to the satisfaction of Parent and Buyer and an assignment agreement in a form satisfactory to Parent and Buyer executed by Seller and Milroute shall have been delivered to Parent.

7.2           Conditions to Seller’s Obligations.  The obligations of Seller hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seller, but only in a writing signed by Seller):

(a)           Representations and Warranties. The representations and warranties of Parent and Buyer set forth in Article IV that are qualified as to materiality or Material Adverse Effect, or in Sections 4.1, 4.2 or 4.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

(b)           Covenants. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)           No Material Adverse Effect.  Since March 31, 2002, there shall not have been any event or development which has resulted in a Material Adverse Effect on Parent nor shall there have occurred any event or development which could reasonably be likely to result in the future in a Material Adverse Effect on Parent; provided, however, that for the purposes of this Section 7.2 (c), the following shall not be considered a Material Adverse Effect:  (i) a change in the market price or trading volume of Parent Common Stock between the date hereof and the Closing, in and of itself, and not otherwise attributable to or resulting from any other effects, changes, events, circumstances or conditions which by itself would constitute a Material Adverse Effect  or (ii) effects, changes, events, circumstances and conditions generally affecting the industry in which Parent and its subsidiaries operate or from changes in general business or economic conditions in the region, nation or world.

(d)           Certificate.  An officer of Parent shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7.2(a), 7.2(b) and 7.3(c) is satisfied in all respects.

(e)           Nasdaq Listing.  The shares of Parent Common Stock issuable in connection with the transactions contemplated by this Agreement shall have been authorized for listing, if required, on the Nasdaq National Market upon official notice of issuance.

ARTICLE VIII

INDEMNIFICATION; ESCROW

8.1           Survival of Representations and Warranties.  All representations and warranties set forth in this Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter or in any certificate or instrument delivered pursuant to this Agreement, shall survive the Closing for a period ending on the one (1) year anniversary of the Closing. The covenants and other agreements set forth in this Agreement shall terminate at the Closing, except for covenants and other agreements which by their terms contemplate or require performance following the Closing, each of which shall survive without limitation until complete performance of the terms thereof.  Except with respect to Losses related to Excluded Liabilities and Taxes, the Escrow Fund shall be the sole recourse of recovery for any and all indemnification claims of Buyer, Parent or the other Buyer Indemnified Persons.

8.2           Indemnification by Seller.

(a)           Indemnity; Escrow Fund.

(i)            Seller agrees to indemnify and hold harmless Buyer, Parent and its Representatives and Affiliates (collectively, the “Buyer Indemnified Persons”) from against all claims, losses, liabilities, Benefits Liabilities, damages, deficiencies, costs, expenses (including attorneys’ fees and expenses of investigation) (hereinafter individually a “Loss” and collectively “Losses”) arising out of, or resulting from, or incurred with respect to, (A) any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement, the Seller Disclosure Letter or any certificate or instrument delivered pursuant to this Agreement (for the purposes of this Section 8.2, the determination of any breach or inaccuracy of any representation or warranty shall be made without regard to any qualifications as to knowledge, materiality or Material Adverse Effect), (B) any failure by Seller to perform or comply with any covenant contained in this Agreement, or (C) any Excluded Liabilities.  Except with respect to Losses related to Excluded Liabilities and Taxes, the Escrow Fund shall be the sole source available to compensate the Buyer Indemnified

Persons for such Losses.  Buyer, Parent and Seller each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate Purchase Price.

(ii)           As soon as practicable after the Closing, the Escrow Shares will be deposited with Wells Fargo Corporate Trust Services, as escrow agent (the “Escrow Agent”), without any act by Seller, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.

(iii)          At such time as Officer’s Certificates with respect to Losses have been delivered, Parent and Buyer shall be entitled to indemnification for all Losses.

(iv)          The Escrow Fund shall be available to compensate the Buyer Indemnified Persons for Losses.  Except with respect to Losses related to Excluded Liabilities, the remedies provided in this Article VIII shall be the exclusive remedies available to Buyer, Parent or the other Buyer Indemnified Persons.  Notwithstanding the foregoing, any Losses related to Excluded Liabilities during the Escrow Period (as defined below) shall be first satisfied through the Escrow Fund.  To the extent the Escrow Fund is insufficient or no longer available to satisfy Losses related to Excluded Liabilities, Buyer, Parent or the other Buyer Indemnified Parties shall be entitled to offset any such unsatisfied Losses or portion thereof against the Earn-Out Shares or the Parent Guarantee Shares or to seek and obtain recourse against Seller or any successor thereto (including the Trust) through any other legal remedies for any such unsatisfied Losses.  Notwithstanding the foregoing or anything to the contrary set forth herein, nothing in this Agreement shall limit the liability (i) of Seller for any breach of any representation, warranty or covenant contained herein if the Closing shall not occur, (ii) of Seller for any Losses arising out of fraud or intentional misrepresentation by Seller, or (iii) of any shareholder of Seller in connection with any breach by such shareholder of the Voting Agreement between such shareholder and Buyer.

(b)           Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing until the one year anniversary of the Closing (the “Escrow Period”).  At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to Seller or any successor thereto (including the Trust) in an amount equal to the Escrow Shares less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Buyer, Parent and the other Buyer Indemnified Persons pursuant to this Article VIII and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of Parent, subject to the reasonable objection of Seller or any successor thereto (including the Trust) and the subsequent arbitration of the matter in the manner provided in Section 8.2(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved.  As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of Parent and the Seller (or any successor thereto (including the Trust)) or the written decision of the arbitrators as described in Section 8.2(f)), the Escrow Agent shall deliver to Seller or any successor thereto (including the Trust) the remaining portion of the Escrow Fund not required to satisfy such claims.

(c)           Protection of Escrow Fund.  The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer or Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(d)           Distributions; Voting.

(i)            Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend, recapitalization or other similar event) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof.  New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to Seller or any successor thereto (including the Trust).  Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to Seller or any successor thereto (including the Trust).

(ii)           Seller or its successor shall be shown as the record owner of Parent Common Stock on Parent’s books and records and shall have voting rights with respect to the shares of Parent Common Stock held in the Escrow Fund on behalf of Seller or any successor thereto (including the Trust) (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

(e)           Claims Upon Escrow Fund.

(i)            Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”):  (A) stating that Buyer, Parent or their Affiliates has incurred and paid or properly accrued Losses, or reasonably anticipates that it may have to pay or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date on which each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the Escrow Agent shall, subject to the provisions of Section 8.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses.

(ii)           For the purposes of determining the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the shares of Parent Common Stock shall be valued at the Trading Price.

(f)            Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate promptly shall be delivered to the Seller or any successor thereto (including the Trust), and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to Parent of any Escrow Shares specified in such Officer’s Certificate unless the Escrow Agent shall have received written authorization from Seller or any successor thereto (including the Trust) to make such delivery.  After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer’s Certificate and Section 8.2(e) hereof, provided that no such payment or delivery may be made if Seller or any successor thereto (including the Trust) shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(g)           Resolution of Conflicts; Arbitration.

(i)            In case Seller or any successor thereto (including the Trust) shall so object in writing to any claim or claims made in any Officer’s Certificate within 30 days after delivery of such Officer’s Certificate, Seller or any successor thereto (including the Trust) and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims.  If Seller or any successor thereto (including the Trust) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

(ii)           If no such agreement can be reached after good faith negotiation, either Parent or Seller or any successor thereto (including the Trust) may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator  who shall be a retired judge at JAMS (as defined below) mutually agreeable to Parent and the Seller or any successor thereto (including the Trust).  In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and Seller or any successor thereto (including the Trust) cannot mutually agree on an arbitrator, then JAMS shall select a retired judge with ten (10) days.  The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) and establish procedures designed to limit the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute.  The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties to this Agreement, and notwithstanding anything in Section 8.2(f) to the hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  In the event that the Escrow Agent has not received evidence of resolution under Section 8.2(g)(i) or this Section 8.2(g)(ii), the Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

(iii)          Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in San Francisco County, California, under the rules then in effect of the San Francisco Judicial Arbitration and Mediation Service (“JAMS”).  Each Party to any arbitration pursuant to this Section 8.2(g) shall pay its own expenses; the fees of the arbitrator and the administrative fee of JAMS shall be borne equally by Parent, on the one hand and Seller, on the other.  Neither the expenses that Seller or any successor thereto (including the Trust) incurs in the course of any arbitration pursuant to this Section 8.2(g) nor the Seller’s or any successor’s portion of the fees of the arbitrator or the administrative fees for JAMS shall be deducted from any amounts held in the Escrow Fund.

(h)           Seller’s Agent.  After the Closing, Seller (or any successor thereto) may appoint an agent to act on its behalf with respect to this Section 8.2, with the prior written consent of Parent, which consent shall not be unreasonably withheld.

(i)            [INTENTIONALLY OMITTED]

(j)            Third-Party Claims. In the event that Buyer or Parent becomes aware of any claim or legal proceeding by a person who is not a party to this Agreement (the “Third Party Claim”) which Buyer or Parent believes may result in a demand against the Escrow Fund, Parent shall notify Seller or any successor thereto (including the Trust) of such claim, and Seller or any successor thereto (including the Trust) shall be entitled, at their expense, to participate in any defense of such claim.  Parent shall have the right in its sole discretion to settle any such claim which is (i) limited to payment of money damages only, or (ii) affects only the Purchased Assets or Assumed Liabilities; provided, however, that except with the consent of the Seller (or any successor thereto), no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund.  In the event that Seller or any successor thereto (including the Trust) has consented to any such settlement, Seller or any successor thereto (including the Trust) shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Buyer or Parent against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

(k)           In connection with any Third Party Claim, Seller or any successor thereto (including the Trust) may, upon written notice to Parent, assume the defense of any such claim or legal proceeding, the costs and expenses of which defense shall be paid from the Escrow Fund, if Seller’s or any successor thereto (including the Trust) acknowledges to Parent in writing Seller or any successor thereto’s (including the Trust) obligation to indemnify Parent with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement). If, however, Seller or any successor thereto (including the Trust) fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to Seller or any successor thereto (including the Trust) by Parent, Parent shall have the right to undertake the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing. Failure of Parent to furnish written notice to Seller or any successor thereto (including the Trust) or the Escrow Agent of a Third Party Claim shall not release Seller or any successor thereto (including the Trust) from its obligations hereunder, except to the extent it is prejudiced by such failure. If Seller or any successor thereto (including the Trust) assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by Parent, which approval shall not be unreasonably withheld or delayed. Parent shall be entitled to participate in the defense of any such action, with its counsel and its own expense; provided, however, that if there exists a conflict of interest between Seller or any successor thereto (including the Trust) and Parent, then Parent shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid from the Escrow Fund, but in no event shall Seller or any successor thereto (including the Trust) be liable for the costs and expenses of more than one such separate counsel. If Seller or any successor thereto (including the Trust) assumes the defense of any such claim or legal proceeding, Seller or any successor thereto (including the Trust) shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner.  Seller or any successor thereto (including the Trust) shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of Parent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, however, Parent shall be entitled to the control of the defense of any such action if it (a) is reasonably likely to result in liabilities which, taken with other then existing claims by Parent, Buyer or any Buyer Indemnified Parties under this Article VIII, would not be fully indemnified hereunder, or (b) is reasonably likely to result in a Material Adverse Effect even if Seller or any successor thereto (including the Trust) pays all indemnification amounts in full. If Parent is entitled to control the defense of an action, Parent shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding.

(l)            Escrow Agent’s Duties.

(i)            The Escrow Agent’s duties are purely ministerial in nature, and the Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Seller or any successor thereto (including the Trust), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties.  The Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Escrow Agent absent gross negligence or willful misconduct, and the Escrow Agent shall be fully protected and shall incur no liability for any action taken, suffered or omitted pursuant to the advice of counsel.

(ii)           The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)          The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)          The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)           In performing any duties under the Agreement, the Escrow Agent shall not be liable to any Party for damages, claims, liabilities, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (which for all purposes of any section of this Agreement as it pertains to the Escrow Agent shall be finally determined by a court of competent jurisdiction).  The Escrow Agent shall not incur any such liability for (A) any action taken, suffered or omitted in good faith, or (B) any action taken, suffered  or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement.  The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

(vi)          If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent through such time and which the Parties jointly and severally agree to pay.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)         The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, costs, fines, settlement judgments, penalties, demands, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

(viii)        The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:  the Parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.  Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

(ix)           In no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(x)            Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act.

(m)          Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the schedule of the Escrow Agent delivered to Parent at or prior to the execution of this Agreement.  Such fee schedule may be amended or modified upon mutual consent of Parent and the Escrow Agent.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall not be obligated to take any such action unless and until it is reasonably satisfied that it will receive such compensation and reimbursement.

(n)           Survival.  The obligations of the Parties under Section 8.2(k) and Section 8.2(j) hereof shall survive termination of this Agreement and resignation or substitution of the Escrow Agent.

(o)           Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall perform only those duties and functions as set forth in Section 2.3, Article VIII and Section 10.9 of this Agreement, shall not have any other obligations under any other section of this Agreement whatsoever, and shall not be responsible for, or chargeable with, knowledge of any other terms or other provisions contained in this Agreement or any other separate agreement(s) and understanding(s) between the parties thereto.  The Escrow Agent shall not be liable for the accuracy of any calculations or the sufficiency of any funds or shares of stock for any purpose.

ARTICLE IX

TERMINATION

9.1           Termination of the Agreement.  The Parties may terminate this Agreement as provided below:

(a)           Parent and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

(b)           Parent or Seller may terminate this Agreement by written notice if:  (i) the Closing has not occurred by September 30, 2002; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a court  of competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

(c)           Parent may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body, which would (i) prohibit Parent’s or Buyer’s ownership or operation of all or a portion of the business of Seller or (ii) compel Parent or Buyer to dispose of or hold separate all or a portion of the business or assets of Parent or Seller as a result of the transactions contemplated by this Agreement;

(d)           Parent may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within thirty (30) calendar days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(e)           Seller may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and such breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f)            Parent or Seller may terminate this Agreement by written notice if Seller’s shareholders shall have taken a final vote on the transactions contemplated hereby, and such matters shall not have been approved by Seller’s shareholders; and

(g)           Parent may terminate this Agreement by written notice if an event having a Material Adverse Effect on Seller or on the Purchased Assets shall have occurred after the date of this Agreement.

(h)           Seller may terminate this Agreement by written notice if an event having a Material Adverse Effect on Parent shall have occurred after the date of this Agreement.

9.2           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that each Party shall remain liable for any willful breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Section 6.1 (Confidentiality) and Section 10 (Miscellaneous) shall survive termination.

ARTICLE X

MISCELLANEOUS

10.1         Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that (a) Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use its reasonable efforts to advise Seller prior to making the disclosure) and (b) Seller may correspond with third parties in writings in form and substance reasonably satisfactory to Parent with respect to obtaining consents from such parties pursuant to Sections 5.8 and 7.1(f).  In furtherance of the foregoing sentence, the Parties agree and acknowledge that Parent will issue a press release following the execution and delivery of this Agreement by the Parties.

10.2         No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

10.3         Entire Agreement and Modification.  This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.  This Agreement may not be amended except by a written agreement executed by all Parties.

10.4         Amendment.  At any time prior to the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. At any time after the Closing, this Agreement may be amended by Parent, Buyer and Seller or any successor thereto (including the Trust) by execution of an instrument in writing.

10.5         Waivers.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.6         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties other than the Escrow Agent; provided, however, that so long as Parent remains liable for all obligations under this Agreement, Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

10.7         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.8         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9         Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered first class mail, postage prepaid, return receipt requested, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by certified or registered first class mail, postage prepaid, return receipt requested and shall be addressed to the intended recipient as set forth below:

If to Parent:

interWAVE Communications International Ltd.

312 Constitution Drive

Menlo Park, California  94025

Attention:              Robin Foor, Vice President and General Counsel

Facsimile:               (650) 321-6381

Copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California  94304

Attention:              Christopher D. Mitchell, Esq.

Facsimile:               (650) 493-6811

If to Seller:

GBase Communications

420 Wiget Lane

Walnut Creek, California 94598

Attention:              Kiomars Anvari, President

Facsimile:               (925) 935-8592

Copy to:

Crosby Heafy Roach & May

1999 Harrison Street

Oakland, California 94612

Attention:              Dan Leer, Esq.

Facsimile:               (510) 273-8832

If to the Escrow Agent:

Wells Fargo Bank Minnesota N.A.

Corporate Trust Services

MAC N9303-110

Sixth and Marquette

Minneapolis, Minnesota 55479

Attention:              Marco Morales

Telephone:            (612) 667-8687

Facsimile:               (612) 667-9825

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days’ advance written notice to the other Parties pursuant to the provisions above.

10.10       Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.11       Forum Selection; Consent to Jurisdiction.  All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California.  The Parties hereby consent to the jurisdiction of the courts of the State of California and the United States District Courts of the Northern District of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

10.12       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.13       Expenses.  Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  In the event the transactions contemplated by this Agreement are consummated, Parent will assume the reasonable costs and expenses (including accounting and legal fees and expenses) of Seller up to a maximum of $50,000, incurred in connection with this Agreement and the transactions contemplated thereby (“Seller Expenses”) within 10 days of the receipt of an invoice (supported by reasonable documentation), up to a maximum of $50,000; any costs or expenses in excess of such amount shall be Excluded Liabilities.  Buyer shall not assume and Seller shall pay any such Excluded Liabilities.

10.14       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

10.15       Seller Disclosure Letter.

(a)           The disclosures in Seller Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  Notwithstanding the foregoing, any contract, agreement, commitment or arrangement set forth in any of paragraphs (a) - (y) of Section 3.14 herein shall be deemed to be disclosed for any other paragraph of paragraphs (a) - (y) of Section 3.14.

(b)           In the event of any inconsistency between the statements in the body of this Agreement and those in Seller Disclosure Letter (other than an exception expressly set forth as such in Seller Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)           Statements contained within the Seller Disclosure Letter shall be deemed to be representations and warranties under this Agreement, including, without limitation, Article VIII.

10.16       Attorneys’ Fees.  If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

10.17       Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.18       Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

Parent:	INTERWAVE COMMUNICATIONS
INTERNATIONAL LTD

By:
	Name:	Priscilla Lu
	Title:	Chief Executive Officer

Buyer:	INTERWAVE ADVANCED
COMMUNICATIONS, INC.

By:
	Name:	Priscilla Lu
	Title:	Chief Executive Officer

Seller:	GBASE COMMUNICATIONS

By:
	Name:	Kiomars Anvari
	Title:	President

EXHIBIT A-2

EXECUTION COPY

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of August 16, 2002, by and among interWAVE Communications International Ltd., a corporation organized under the laws of Bermuda (“Parent”), interWAVE Advanced Communications, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”), and the undersigned shareholder and/or optionholder (the “Shareholder”) of Gbase Communications, a California corporation (“Seller”).

RECITALS

A.            Seller, Buyer and Parent have entered into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), which contemplates the acquisition (the “Acquisition”) of the Purchased Assets (as defined in the Purchase Agreement) in exchange for shares of Common Stock of Parent, as set forth in the Purchase Agreement;

B.            Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of Seller and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

C.            In order to induce Parent to execute the Purchase Agreement, Shareholder agrees to vote the Shares (as defined below) and other such shares of capital stock of Seller over which Shareholder has voting power so as to facilitate consummation of the Acquisition.  The execution and delivery of this Agreement and of the attached form of proxy is a material condition to Parent’s willingness to enter into the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Certain Definitions.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.  For purposes of this Agreement:

1.1           “Closing Date” shall mean the earlier to occur of (i) such date and time as the Purchase Agreement shall have been validly terminated pursuant to Article IX thereof, or (ii) such date and time as the Acquisition shall be consummated in accordance with the terms and provisions of the Purchase Agreement.

1.2           “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary

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thereof), unincorporated organization or government or any agency or political subdivision thereof.

1.3           “Shares” shall mean: (i) all equity securities of Seller (including all shares of Seller Common Stock or Preferred Stock and all options, warrants and other rights to acquire shares of Seller Common Stock or Preferred Stock) beneficially owned by Shareholder as of the date of this Agreement; and (ii) all additional equity securities of Seller (including all additional shares of Seller Common Stock or Preferred Stock and all additional options, warrants and other rights to acquire shares of Seller Common Stock or Preferred Stock) of which Shareholder acquires beneficial ownership during the period from the date of this Agreement through the Closing Date.

1.4           A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2.             Transfer of Shares.

2.1   Transferee of Shares to be Bound by this Agreement.  Shareholder agrees that, during the period from the date of this Agreement through the Closing Date, Shareholder shall not cause or permit any Transfer (other than a Transfer to such Shareholder’s estate upon death; provided however, that such transferee agrees in writing to be bound by the terms of this Voting Agreement) of any of the Shares to be effected.

2.2   Transfer of Voting Rights.  Shareholder agrees that, during the period from the date of this Agreement through the Closing Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

3.             Agreement to Vote Shares. During the period from the date of this Agreement through the Closing Date, at every meeting of shareholders of Seller called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of shareholders of Seller with respect to any of the following, Shareholder shall vote the Shares:

3.1           in favor of approval of the Acquisition, the execution and delivery by Seller of the Purchase Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Purchase Agreement and any action required in furtherance hereof and thereof;

3.2       against approval of any proposal made in opposition to or in competition with consummation of the Acquisition and the Purchase Agreement; and

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3.3           against any of the following actions (other than those actions that relate to the Acquisition and the transactions contemplated by the Purchase Agreement):  (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization with any party, (B) any sale, lease or transfer of more than any significant part of the assets of Seller, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Seller, (D) any material change in the capitalization of Seller or Seller’s corporate structure, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Acquisition or any of the other transactions contemplated by the Purchase Agreement.

Prior to the Closing Date, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 3.

4.     Non-Solicitation Agreement.  Shareholder covenants and agrees, prior to the Closing Date, not to, directly or indirectly, (i) solicit, initiate or encourage submission of proposals or offers or engage in negotiations with any persons other than Parent or Buyer or take any action intended, designed or reasonably likely to facilitate the efforts of any persons, other than Parent and Buyer, relating to (A) the possible acquisition of Seller (whether by way of merger, purchase of its capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets or (B) any other material transaction (including without limitation, a joint venture or other similar transaction) (an “Opposing Proposal”); (ii) furnish any non-public information regarding Seller to any person in connection with or in response to an Opposing Proposal or potential Opposing Proposal; (iii) engage in discussions with any persons with respect to any Opposing Proposal; (iv) approve, endorse or recommend any Opposing Proposal; or (v) enter into any letter of intent or other similar document or any contract contemplating or otherwise relating to any Opposing Proposal.  Shareholder shall immediately cease any existing discussions with any persons other than Parent and Buyer that relate to any Opposing Proposal.  In the event that Shareholder receives from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in the foregoing, then Shareholder shall promptly communicate to Parent and Buyer the material terms of each such offer, indication of interest, or request, including the identity of the third party.

5.     Irrevocable Proxy.  Concurrently with the execution of this Agreement, Shareholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

6.     Representations and Warranties of the Shareholder.  Shareholder (i) except for the right of first refusal set forth in Article 10, Section 1 of the Seller’s Bylaws, is the sole record and beneficial owner of the shares of Common Stock of Seller, Preferred Stock of Seller and the options and warrants to purchase shares of Common Stock of Seller indicated on the signature page hereof, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; (ii) does not beneficially own any securities of Seller other than the shares of Common Stock of Seller, Preferred Stock of Seller and options and warrants to purchase shares of Common Stock of Seller indicated on the signature page of this Agreement; (iii) has full power and authority to make, enter into and, assuming due execution and delivery

4

thereof by each other party thereto, carry out the terms of this Agreement and the Proxy; and (iv) has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares set forth on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Voting Agreement.  The Shareholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement.

7.     Additional Documents.  From time to time, at the Parent’s or Buyer’s reasonable request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further lawful actions as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

8.     Consent and Waiver.  Shareholder (not in his capacity as a director or officer of Seller) hereby gives any consents or waivers (including waivers of preemptive rights, rights of first refusal and co-sale rights) that are reasonably required for the consummation of the Acquisition under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

9.     Legending of Shares.  If so requested by Parent or Buyer, Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

10.   Termination.  This Agreement shall terminate and shall have no further force or effect as of the Closing Date.

11.   Miscellaneous.

11.1         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2         Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other, provided that the Parent and/or Buyer may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Parent and/or Buyer, but no such assignment shall relieve the Parent or Buyer of its obligations hereunder if such assignee does not perform such obligations.

5

11.3         Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.4         Waiver.  No failure on the part of Parent and/or Buyer to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent or Buyer in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Parent and/or Buyer shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent and/or Buyer; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.5         Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent and Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Parent and Buyer upon any such violation, Parent and Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent and/or Buyer at law or in equity.

11.6         Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by certified or registered first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

If to Parent or Buyer:           InterWAVE Communications International Ltd.

                312 Constitution Drive

                Menlo Park, California 94025

                Attention:  Robin Foor, General Counsel

                Facsimile:  (650) 261-6220

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             With a copy to:        Wilson Sonsini Goodrich & Rosati

                Professional Corporation

                650 Page Mill Road

                Palo Alto, California 94304

                Attention:              Christopher D. Mitchell, Esq.

                Telephone:            (650) 493-9300

                Facsimile:               (650) 493-6811

             If to Shareholder:     To the address for notice set forth on the signature page hereof.

11.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

11.8         Attorneys’ Fees and Expenses.  If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.9         Entire Agreement.  This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

11.10       Effect of Headings.  The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.11       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

*     *     *

7

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.		SHAREHOLDER

By:		Signature
Signature of Authorized Signatory

Print Name and Title

Print Name

INTERWAVE ADVANCED COMMUNICATIONS, INC.

Print Address

By:
	Signature of Authorized Signatory	Telephone

Facsimile No.
Print Name and Title
Shares beneficially owned:

________ shares of Seller Common Stock

________ shares of Seller Preferred Stock

________ shares of Seller Common Stock issuable upon exercise of outstanding options or warrants

________ shares of Seller Preferred Stock issuable upon exercise of outstanding options or warrants

 [SIGNATURE PAGE TO VOTING AGREEMENT]

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Exhibit A

IRREVOCABLE PROXY

The undersigned shareholder of GBase Communications, a California corporation  (“Seller”), hereby irrevocably (to the fullest extent permitted by law) appoints Priscilla Lu, Chief Executive Officer and Robin Foor, General Counsel of interWAVE Communications International Ltd., a corporation organized under the laws of Bermuda (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Seller that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of Seller issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy.  The Shares beneficially owned by the undersigned shareholder of Seller as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Closing Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned shareholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Asset Purchase Agreement (the “Purchase Agreement”), among Parent, Buyer, Seller and certain other parties.  The Purchase Agreement provides for the acquisition (the “Acquisition”) of the Purchased Assets (as defined in the Purchase Agreement).  As used herein, the term “Closing Date” shall mean the earlier to occur of (i) such date and time as the Purchase Agreement shall have been validly terminated pursuant to Article IX thereof or (ii) such date and time as the Acquisition shall be consummated in accordance with the terms and provisions of the Purchase Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Closing Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of shareholders of Seller and in every written consent in lieu of such meeting:

                                (i)            in favor of approval of the Acquisition, the execution and delivery by Seller of the Purchase Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Purchase Agreement and any action required in furtherance hereof and thereof;

                                (ii)           against approval of any proposal made in opposition to or in competition with consummation of the Acquisition and the Purchase Agreement; and

9

                (iii)          against any of the following actions (other than those actions that relate to the Acquisition and the transactions contemplated by the Purchase Agreement):  (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization with any party, (B) any sale, lease or transfer of more than any significant part of the assets of Seller, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Seller, (D) any material change in the capitalization of Seller or Seller’s corporate structure, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Acquisition or any of the other transactions contemplated by the Purchase Agreement.

                The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii) and (iii) above.  The undersigned Shareholder may vote the Shares on all other matters.

                Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                This Proxy is irrevocable (to the fullest extent permitted by law).  This Proxy shall terminate, and be of no further force and effect, automatically upon the Closing Date.

Dated:	Signature of Shareholder:

Print Name of Shareholder:

Shares beneficially owned:

shares of Seller Common Stock

shares of Seller Preferred Stock

shares of Seller Common Stock issuable upon exercise of outstanding options or warrants shares of Seller Preferred Stock issuable upon exercise of outstanding options or warrants

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

10

EXHIIT B-2

NON-COMPETITION AGREEMENT

                THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of                , 2002 by and among interWAVE Communications International, Ltd, a Bermuda corporation (“Acquiror”), interWAVE Advanced Communications, Inc. (the “Buyer”), and the undersigned shareholder (“Shareholder”) of GBase Communications, a California corporation (the “Company”).  The Closing Date (as defined in the Purchase Agreement (as defined below)) shall be the “Effective Date” of this Agreement.

RECITALS

                A.            Acquiror, the Company, and the Buyer have entered into an Asset Purchase Agreement dated as of August 16, 2002 (the “Purchase Agreement”) pursuant to which the Buyer shall purchase substantially all of the Company’s assets, and assume certain of its liabilities, (the “Purchase”) in exchange for shares of common stock of Acquiror ultimately held by the shareholders of the Company (“Shares”), including Shareholder.

                B.            Shareholder acknowledges that he or she is a substantial and/or significant shareholder of the Company.

                C.            As a result of the Purchase, Shareholder shall receive from Acquiror significant consideration in the form of (i) shares of common stock of Acquiror pursuant to the terms of the Purchase Agreement and (ii) the substitution by Acquiror of all options to purchase common stock of the Company held by Shareholder.

                D.            As a condition and mutual inducement to the Purchase, and to preserve the value of the business being acquired by Acquiror after the Purchase, the Purchase Agreement contemplates, among other things, that Shareholder shall enter into this Agreement and that this Agreement shall become effective on the Effective Date.

                NOW, THEREFORE, in consideration of the mutual promises made herein, Acquiror, the Buyer and the Shareholder hereby agree as follows:

                1.             Covenant Not to Compete or Solicit.

                                (a)           Beginning on the Effective Date and ending on the first (1st) anniversary of the Effective Date of this Agreement (the “Non-Competition Period”), Shareholder shall not, directly or indirectly, without the prior written consent of Acquiror: (i) engage in, anywhere in the jurisdictions in which Acquiror and its subsidiaries (including but not limited to the Buyer) and affiliates conduct business (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of one percent (1%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any

11

firm, partnership, corporation, entity or business that engages or participates in a Competing Business Purpose (as defined below); or (ii) interfere with the business of Acquiror and its subsidiaries (including but not limited to the Buyer) and affiliates or approach, contact or solicit customers of Acquiror, or any subsidiaries (including but not limited to the Buyer) or affiliates of Acquiror, in connection with a Competing Business Purpose.  For purposes of this Agreement, “Competing Business Purpose” shall mean any business which engages in the same line of business as Acquiror or the Buyer, including but not limited to any business which engages in the design, development, manufacture or sale of any (i) base station transceiver (“BTS”) and BTS components and software for global system for mobile communication (“GSM”), general packet radio service (“GPRS”), code-division multiple access (“CDMA”) and/or single carrier radio transmission technology (“1xRTT”) and/or CDMA2000, and wideband code-division multiple access (“WCDMA”) technologies; (ii) base station controller (“BSC”) and BSC components and software for GSM, GPRS, CDMA and/or 1xRTT and/or CDMA2000, and WCDMA technologies; (iii) mobile switching center (“MSC”) and MSC components and software for GSM, GPRS, CDMA and/or 1xRTT and/or CDMA2000, and WCDMA technologies; (iv) packet data service node (“PDSN”) and PDSN components and software for CDMA and/or 1xRTT and/or CDMA2000; (v) radio access network (“RAN”) and RAN components and software for WCDMA; and (vi) node “B” and node “B” components and software for WCDMA.

                                (b)           Beginning on the Effective Date and ending on the first (1st) anniversary of the Effective Date of this Agreement (the “Non-Solicitation Period”), Shareholder shall not, directly or indirectly, without the prior written consent of Acquiror, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Acquiror or any subsidiary of Acquiror (including but not limited to the Buyer) or any affiliate of Acquiror to (i) terminate his or her employment with Acquiror or such subsidiary of Acquiror or such affiliate of Acquiror, or (ii) engage in any action in which Shareholder would, under the provisions of Section 1(a) hereof, be prohibited from engaging.

                                (c)           The covenants contained in Section 1(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) hereof.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

                                (d)           Shareholder expressly agrees and acknowledges that the restrictions contained in this Section 1 do not preclude Shareholder from earning a livelihood, nor do they unreasonably impose limitations on Shareholder’s ability to earn a living.  Shareholder further acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Company prior to the Purchase is an integral component of the value of the Company to Acquiror and is reflected in the portion of the Purchase Shares (as that term is defined in the Purchase Agreement) issuable to Shareholder, and (ii) Shareholder’s agreement as set forth herein is necessary

12

to preserve the value of the business and operation of the Company for Acquiror following the Purchase.  Shareholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and Acquiror are engaged in a highly competitive industry, (B) Shareholder has unique access to, and will continue to have access to, the trade secrets and know-how of the Company and Acquiror, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company and Acquiror, and (C) Shareholder is receiving significant consideration in connection with the Purchase.

                                (e)           Shareholder’s obligations under this Agreement shall remain in effect regardless of Shareholder’s employment with Acquiror or the Buyer.

                                (f)            REMEDIES. SHAREHOLDER HEREBY RECOGNIZES AND ACKNOWLEDGES THAT A MATERIAL VIOLATION OF THE TERMS AND PROVISIONS OF THIS SECTION 1 WOULD CAUSE IRREPARABLE INJURY TO ACQUIROR  OR ANY OF ITS SUBSIDIARIES OR AFFILIATES, AS THE CASE MAY BE, FOR WHICH ACQUIROR OR ANY OF ITS RESPECTIVE SUBSIDIARIES OR AFFILIATES WOULD HAVE NO ADEQUATE REMEDY AT LAW.  ACCORDINGLY, IN THE EVENT THAT SHAREHOLDER SHALL FAIL TO MATERIALLY COMPLY WITH THE TERMS AND PROVISIONS OF THIS SECTION 1 IN ANY RESPECT, AND NOTWITHSTANDING ANY ARBITRATION AGREEMENT BETWEEN ACQUIROR  AND SHAREHOLDER, ACQUIROR AND THE BUYER SHALL BE ENTITLED TO PRELIMINARY AND OTHER INJUNCTIVE RELIEF AND TO SPECIFIC PERFORMANCE OF THE TERMS AND PROVISIONS HEREOF.  IN FURTHERANCE AND NOT IN LIMITATION OF THE FOREGOING, SHAREHOLDER HEREBY WAIVES ANY CLAIM OR DEFENSE RELATING TO ANY VIOLATION OR BREACH BY SHAREHOLDER OF THE TERMS AND PROVISIONS OF THIS SECTION 1 THAT ACQUIROR OR ANY OF ITS RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE AN ADEQUATE REMEDY AT LAW OR THAT MONEY DAMAGES WOULD PROVIDE AN ADEQUATE REMEDY FOR SUCH VIOLATION OR BREACH.

                2.             Miscellaneous.

                                (a)           Governing Law; Consent to Personal Jurisdiction.  This Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law.  Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

                                (b)           Severability.  If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

13

                                (c)           No Assignment.  Because the nature of the Agreement is specific to the actions of Shareholder, Shareholder may not assign this Agreement.  This Agreement shall inure to the benefit of Acquiror, the Buyer and their respective successors and assigns.

                                (d)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

If to Acquiror	interWAVE Advanced Communications Inc.
or Buyer:	c/o interWAVE Communications, Inc.
312 Constitution Drive
Menlo Park, CA 94025
Attn: Robin Foor
Telephone No.: (650) 838-2101
Facsimile No.: (650) 321-6381

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attn: Christopher Mitchell, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

If to Shareholder:	To the address set forth on the signature page hereof

With a copy to:	Crosby, Heafey, Roach & May Professional Corporation
1999 Harrison Street, Suite 2200
Oakland, CA 94612-3572
Attn: Daniel Leer, Esq.
Telephone No.: (510) 763-2000
Facsimile No.: (510) 273-8832

                                (f)            Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing executed by each of Acquiror, the Buyer and Shareholder.

                                (g)           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

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                                (h)           Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

                                (i)            Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

                                (j)            Termination.  This Agreement shall terminate and be of no force and effect upon the earlier of (i) the termination of the Purchase Agreement pursuant to Article IX of the Purchase Agreement, or (ii) one (1) year from the effective Date of this Agreement.

*  *  *

15

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.

By:
Name:
Title:

INTERWAVE ADVANCED COMMUNICATIONS, INC.

By:
Name:
Title:

SHAREHOLDER

Signature

Print Name

Address:

1

EXHIBIT C-2

Date                , 2002

To:          Employee

Welcome to interWAVE Communications!  We are happy to offer you employment with interWAVE contingent upon the closing of the acquisition of substantially all of the assets of Gbase Communications.  We are excited about the future and believe that you will make a contribution to our strategic product initiatives.

Subject to the approval of the Board of Directors of interWAVE and final closing of the acquisition, we will be proposing the following to you:

Position Title:

Salary:

Stock Options:

If you accept this offer of employment, your employment will be “at-will” and you or the Company can terminate your employment at any time for any reason or for no reason.  In addition, any disputes arising out of your employment will be subject to mandatory arbitration governed by California law.  As a condition to your employment, you will be required to sign and observe the Company’s Proprietary and Confidential Information Agreements.  Employment is governed by current policies and procedures of interWAVE.  In the next weeks, interWAVE will be communicating more details as to you regarding HR issues such as benefits.  Please refer questions regarding these terms to your HR representative.

Your signature signifies acknowledgement of your receipt of this information and/ or acceptance. Keep the original for your records and submit a copy to HR.  Please return acknowledgement of this proposal by      , 2002 and acceptance/decline of this offer by

     , 2002.

Again, we look forward to you joining us and to your contributions to the interWAVE family.

Regards,

Priscilla Lu
Chairman and CEO

1

I acknowledge receipt of this proposed offer:

Signature	Date

_______       I accept this offer of employment

_______        I do not accept this offer of employment

Signature	Date

2

EXHIBIT D

EXECUTION COPY

September      , 2002

interWAVE Communications International Ltd.

312 Constitution Drive

Menlo Park, CA 94025

Attn:       Priscilla Lu,

                Chief Executive Officer

                Re:          Shareholder Representation and Lock-up Agreement

Reference is made to the provisions of the Asset Purchase Agreement, dated August 16, 2002 (the “Purchase Agreement”), by and among interWAVE Communications International Ltd., a corporation organized under the laws of Bermuda (“ Parent”), interWAVE Advanced Communications, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”) and GBase Communications, a California corporation (“Seller”), which provides for the acquisition (the “Acquisition”) of certain assets of Seller in exchange for shares of common stock of Parent, as set forth in the Purchase Agreement. This letter constitutes the undertakings of the undersigned contemplated by the Purchase Agreement. Capitalized terms without definition shall have the meanings assigned to them in the Purchase Agreement.

As consideration of Parent’s willingness to enter into (and in order to induce Parent to enter into) the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees to the following:

For the period beginning on the date of closing of the acquisition (the “Closing Date”) and ending one year after the Closing Date, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale with respect to or otherwise dispose of (collectively, “Transfer”) any Parent Consideration Shares or Earn-Out Shares (as defined in the Purchase Agreement) or any options or warrants to purchase any Parent Consideration Shares or Earn-Out Shares and will not Transfer any securities convertible into, exchangeable for or that represent the right to receive Parent Consideration Shares or Earn-Out Shares that the undersigned receives in connection with the acquisition described above or that are otherwise hereafter acquired (collectively, the “Shares”) whether (i) held of record by the undersigned (including holding as a custodian) or (ii) owned beneficially as defined under the rules and regulations of the Securities and Exchange Commission.

Notwithstanding the foregoing restrictions, the undersigned may Transfer the Shares: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the

1

restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; or (iii) with the prior written consent of Parent.  For purposes of this Lock-Up Agreement, “immediate family” shall mean the undersigned’s spouse, siblings and lineal ancestors or descendants (including by way of adoption).  The undersigned also agrees and consents to (i) the placement of a legend on all certificates representing the Shares reflecting the terms of this Agreement and (ii) the entry of stop transfer instructions with Parent’s transfer agent and registrar against the Transfer of the Shares except in compliance with the foregoing restrictions.

The undersigned understands that Parent is relying upon this Lock-Up Agreement in executing the Purchase Agreement.  The undersigned further understands that this Lock-Up Agreement is irrevocable to the fullest extent permitted by applicable law and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

In addition, in connection with the issuance of the Shares and the Parent Guarantee Shares, as defined in the Purchase Agreement (collectively, the “Total Consideration Shares”), the undersigned represents to Parent as follows:

1.     Purchasing for Investment.  The undersigned is purchasing the Total Consideration Shares solely for investment purposes, and not for further distribution.  The entire legal and beneficial ownership interest in the Total Consideration Shares is being purchased and shall be held solely for the undersigned’s account. The undersigned is not a party to, and does not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the Total Consideration Shares.  The undersigned’s investment intent is not limited to a present intention to hold the Total Consideration Shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the Total Consideration Shares, or for any other fixed period in the future.

2.     Protection of Interests.  The undersigned can properly evaluate the merits and risks of an investment in the Total Consideration Shares and can protect his or its own interests in this regard, whether by reason of business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with Parent with whom the undersigned has consulted, or the undersigned’s preexisting business or personal relationship with Parent or any of its officers, directors or controlling persons.

3.     Informed.  The undersigned is sufficiently aware of the Parent’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Total Consideration Shares.  The undersigned has had opportunity to discuss the plans, operations and financial condition of Parent with its officers, directors or controlling persons, and has received all information he deems appropriate for assessing the risk of an investment in the Total Consideration Shares.

4.     Economic Risk.  The undersigned realizes that the purchase of the Total Consideration Shares involves a high degree of risk, and that Parent’s future prospects are uncertain.  The undersigned is able to hold the Total Consideration Shares indefinitely if required, and is able to bear the loss of his entire investment in the Total Consideration Shares.

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5.     The Total Consideration Shares are Restricted Securities.  The undersigned understands that the Total Consideration Shares are “restricted securities” in that Parent’s issuance of the Total Consideration Shares to the undersigned has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon an exemption for non-public offerings.  In this regard, the undersigned also understands and agrees that:

a.     He must hold the Total Consideration Shares indefinitely, unless any subsequent proposed resale by the undersigned is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144);

b.     Except as set forth in the Purchase Agreement, Parent is under no obligation to register any subsequent proposed resale of the Total Consideration Shares by the undersigned; and

c.     the certificate evidencing the Total Consideration Shares will be imprinted with a legend which prohibits the transfer of the Total Consideration Shares unless such transfer is registered or such registration is not required in the opinion of counsel for Parent.

6.     Rule 144.  The undersigned is familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the Total Consideration Shares acquired from an issuer in a non-public offering.  The undersigned understands that his ability to sell the Total Consideration Shares under Rule 144 in the future is uncertain, and will depend upon, among other things: (i) the availability of certain current public information about Parent; (ii) the resale occurring more than one year following receipt of the Total Consideration Shares and full payment (within the meaning of Rule 144) for the Total Consideration Shares; and (iii) if the undersigned is an affiliate of Parent, or a non-affiliate who has held the Total Consideration Shares less than two years after the purchase and full payment: (A) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker, as said term is defined under the Securities Exchange Act of 1934, as amended, (B) the amount of Shares being sold during any three month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

7.     Rule 144 May Never be Available.  The undersigned understands that the requirements of Rule 144 may never be met, and that the Total Consideration Shares may never be saleable.  The undersigned further understands that at the time he wishes to sell the Total Consideration Shares, there may be no public market for Parent’s stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which would preclude the undersigned from selling the Total Consideration Shares under Rule 144 even if the one-year minimum holding period had been satisfied.

8.     Further Restrictions on Resale.  The undersigned understands that in the event Rule 144 is not available, any future proposed sale of any of the Total Consideration Shares will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following: (i) written notice to Parent containing detailed information regarding the proposed sale, (ii) providing an opinion of counsel to the effect that such sale will not require registration, and (iii) Parent notifying the undersigned in writing that its counsel concurs in such opinion.  The undersigned understands

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that neither Parent nor its counsel is obligated to provide any such opinion.  The undersigned understands that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

9.     Accredited Investor.  The undersigned hereby represents to the Company and, by signing below, now certifies that he is an “accredited investor” as that term is defined in Rule 501 of the Securities Act.

This letter agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

[Remainder of Page Intentionally Left Blank]

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This letter agreement is hereby executed as of the date set forth above.

[Name]

Acknowledged and Agreed to:

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

By:

Name:

Title:

[Signature Page to Shareholder Representation and Lock-Up Agreement]

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EXHIBIT E

EXECUTION COPY

September      , 2002

interWAVE Communications International Ltd.

312 Constitution Drive

MenloPark, CA 94025

Attn:       Priscilla Lu,

                Chief Executive Officer

Re:          Affiliate Agreement

Ladies and Gentlemen:

Reference is made to the provisions of the Asset Purchase Agreement, dated August 16, 2002 (the “Purchase Agreement”), by and among interWAVE Communications International Ltd., a corporation organized under the laws of Bermuda (“ Parent”), interWAVE Advanced Communications, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”) and GBase Communications, a California corporation (“Seller”), which provides for the acquisition (the “Acquisition”) of certain assets of Seller in exchange for shares of common stock of Parent, as set forth in the Purchase Agreement. This letter constitutes the undertakings of the undersigned contemplated by the Purchase Agreement. Capitalized terms without definition shall have the meanings assigned to them in the Purchase Agreement.

A.            I understand that I may be deemed to be an “affiliate” of Seller, as such term is defined for purposes of Rule 145 (“ Rule 145”) promulgated under the Securities Act of 1933 (the “Securities Act”), and that the transferability of the shares of common stock, par value of $0.001 per share, of Parent (the “Parent Shares”) which I will receive in connection with the Acquisition in exchange for my shares of capital stock of Seller (the “Seller Shares”), is therefore restricted.

B.            I hereby represent, warrant and covenant to Parent and Buyer that I will not transfer, sell or otherwise dispose of any of the Parent Shares except (a) pursuant to an effective registration statement under the Securities Act, (b) as permitted by, and in accordance with, Rule 145 or another applicable exemption under the Securities Act; or (c) pursuant to an opinion of counsel furnished to and satisfactory to Parent, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition.

C.            I understand that Parent will issue stop transfer instructions to its transfer agent with respect to the Parent Shares and that a restrictive legend will be placed on certificates delivered to me evidencing the Parent Shares in substantially the following form:

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“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY HAVE BEEN ISSUED PURSUANT TO A TRANSACTION GOVERNED BY RULE “RULE 145 (“RULE 145”) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT AT THE TIME OR UNLESS THE PROPOSED SALE OR DISPOSITION CAN BE MADE IN COMPLIANCE WITH RULE 145 OR OTHER CONDITIONS IN THE LETTER REFERRED TO BELOW WITHOUT REGISTRATION IN RELIANCE ON ANOTHER EXEMPTION THEREFROM. REFERENCE IS MADE TO THAT CERTAIN LETTER AGREEMENT, DATED AUGUST      , 2002, BETWEEN THE HOLDER AND THE ISSUER, A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER WHICH CONTAINS FURTHER RESTRICTIONS ON THE TRANSFERABILITV OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY.”

D.            The term, “Parent Shares,” as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock, which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

E.             This agreement shall be binding on my successors and assigns, including my heirs, executors and administrators.

F.             I hereby acknowledge that the receipt of this letter by Parent and Buyer is an inducement to their entering into the Purchase Agreement and a condition to Parent’s and Buyer’s respective obligation to consummate the Acquisition under the Purchase Agreement and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Parent Shares and Seller Shares.

Very truly yours,

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EXHIBIT F

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of September      , 2002 by and among interWAVE Communications International Ltd., a corporation organized under the laws of Bermuda (the “Company”) and the persons identified on Exhibit A attached hereto (each individually, a “Holder,” and collectively, the “Holders”).

RECITALS

WHEREAS, The Company, interWAVE Advanced Communications, Inc., a wholly owned subsidiary of the Company (the “Buyer”), and GBase Communications, a California corporation (the “Seller”) have entered into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), whereby the Seller’s obligations are conditioned upon the execution and delivery of the Holders and the Company of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.             Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the United States Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act of 1933, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Registrable Securities” means the shares of Common Stock issued to the Holders as Parent Guarantee Shares (as defined in the Purchase Agreement) (and any securities issued as a stock dividend with respect to or as a result of a stock split or recapitalization of the Common Stock issued to the Holders as Parent Guarantee Shares) of the Company in connection with the Purchase Agreement and owned by the Holders.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

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“Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Section 1 herof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration, including legal fees and expenses of one counsel to Holders (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

1.1.        Registration on Form S-3.  In the event Registrable Securities are to be issued in accordance to the Purchase Agreement, the Company shall prepare and file within thirty (30) days after the issuance of such Registrable Securities, a registration statement on Form S-3 under the Securities Act covering the Registrable Securities issued pursuant to the Purchase Agreement and held by signatory(ies) to the Registration Rights Agreement as of the filing date.

1.2.        Expenses of Registration.  The Company shall bear all Registration Expenses in connection with the registration exclusive of any Selling Expenses.  All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders on a pro rata basis.

1.3.        Registration Procedures.  In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep the Holders advised in writing as to the initiation of the registration, qualification and compliance and as to the completion thereof.  At its expense the Company will:

(a)   Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until that date one year following the Effective Time or less if the distribution described in the Registration Statement has been completed.

(b)   Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)   Furnish to the Holders such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as Holders may reasonably request in order to facilitate the public offering of such securities.

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(d)   Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)   Notify the Holders of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(f)    Furnish, at the request of the Holders on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Holders, addressed to the Holders and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in connection with an underwritten public offering and reasonably satisfactory to the Holders, addressed to the Holders.

1.4          Temporary Cessation of Offers and Sales.  The Holders acknowledge that there may occasionally be times when the Company may be required to suspend the use of the prospectus forming part of the registration statement until such time as an amendment to the registration statement has been filed by the Company and declared effective by the Commission, until the prospectus is supplemented or amended to comply with the Securities Act, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act.  The Holders hereby covenant that they will not sell any Registrable Securities pursuant to said prospectus during the period commencing at the time at which the Company gives the Holders notice of the suspension of the use of said prospectus and ending at the time the Company gives the Holders notice that the Holders may thereafter effect sales pursuant to said prospectus, as the same may have been supplemented or amended, provided, however, that if the use of the prospectus is suspended, the Company shall use its best efforts to take all actions reasonably necessary to supplement or to amend the prospectus such that the prospectus shall again be effective.  In the event of any suspension of use of a registration statement pursuant to this paragraph, the time period during which the Company is obligated to maintain the effectiveness of such registration statement pursuant to this Agreement shall be tolled for the duration of the period during which use of the registration statement was suspended.

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1.5.         Indemnification.

(a)           The Company will indemnify each Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1.5, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each Holder, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by the Holders specifically for use therein, or the failure of the Holders to deliver a prospectus that was delivered to the Holders prior to a sale or sales by such Holders.

(b)           The Holders will, if Registrable Securities held by the Holders are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, persons, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holders specifically for use therein.  Notwithstanding the foregoing, the liability of the Holders under this subsection (b) shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such Holders under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such Holders from the sale of Registrable Securities covered by such registration statement.  The Holders will not be required to enter into any agreement or undertaking in connection with any registration under this Section 1 providing for any

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indemnification or contribution on the part of such Holders greater than the Holders’ obligations under this Section 1.5(b).

(c)           Each party entitled to indemnification under this Section 1.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which the Indemnified Party in good faith concludes there is an actual or potential conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)             If the indemnification provided for paragraphs (a) through (c) of this Section 1.5 is unavailable or insufficient to hold harmless an indemnified party under such paragraphs in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the Holders of such Registrable Securities, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice under paragraph (c).  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or the Holders, on the other, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this paragraph, the Holders shall not be required to contribute any amount in excess of the lesser of (i) the

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proportion that the public offering price of shares sold by such Holders under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such Holders for the sale of Registrable Securities covered by such registration statement and (ii) the amount of any damages which they would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission.  No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

1.6          Information by Holders.  The Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding the Holders, the Registrable Securities held by him and the distribution proposed by the Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

1.7          Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by Holders to a transferee or assignee of Registrable Securities which is a family member of Holders or trust for the benefit of Holders; provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

1.8          SEC Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act;

(b)           File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

(c)           So long as the Holders own any Registrable securities, furnish to Holders forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

1.10        Effective Time.  This Agreement shall become effective upon the closing of the asset sale as described in the Purchase Agreement by and among the Company, the Buyer and the Seller.

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In the event the Purchase Agreement is terminated prior to the consummation of the asset sale, this Agreement shall terminate and be of no further force or effect concurrent with such termination.

2.     Miscellaneous.

2.1          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

2.2          Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

2.3          Entire Agreement.  This Agreement and the Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

2.4          Notices.  All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed (a) if to Holders, at such address as Holders shall have furnished the Company in writing, or, until any such Holders so furnishes an address to the Company, then to and at the address of the last Holders of such securities who has so furnished an address to the Company, or (b) if to the Company, at its address set forth on the signature page of this Agreement, or at such other address as the Company shall have furnished to Holders.  Notwithstanding the foregoing, all notices and communications to addresses outside the United States shall be given by telecopier and confirmed in writing sent by overnight or two-day courier service.

2.5          Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.6          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

2.7          Facsimile.  Facsimile signatures shall constitute original signatures for purposes of this Agreement.

*  *  *

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The foregoing Registration Rights Agreement is hereby executed as of the date first above written.

“COMPANY”

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.
a corporation organized under the laws of Bermuda

By:

Name:

Title:

“HOLDERS”

Name:

By:

Title:

[Signature Page to Registration Rights Agreement]

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EXHIBIT G

interWAVE Communications Inc.

a subsidiary of interWAVE Communications International Ltd.

312 Constitution Drive, Menlo Park, California 94025

 ...........providing microcellular network solutions

EMPLOYMENT AND PROPRIETARY INFORMATION AGREEMENT

As a condition of my employment with interWAVE Communications Inc., its parent corporation (interWAVE Communications International, Ltd.) subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.     At-Will Employment.  I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment.  I acknowledge that this employment relationship may be terminated or I may be demoted, promoted, transferred or have my compensation, benefits, duties or location of work changed at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.  My status as an at will employee cannot be changed at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.  My status as an at will employee cannot be changed except through a written agreement signed by the designated officer of the Company.

2.     Confidential Information.

(a)   Company Information.  I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.  I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

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(b)   Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)   Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

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3.     Inventions.

(a)   Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)   Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below.  I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

 (c)  Inventions Assigned to the United States.  I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)   Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(e)   Patent and copyright Registrations.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and

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exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)    Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B).  I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4.     Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5.     Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6.     Notification to New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.     Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

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8.     Conflict of Interest Guidelines.  I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.     Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10.  Arbitration and Equitable Relief.

(a)   Arbitration.  Except as provided in Section 10(b) below, I agree that any dispute or controversy arising out of or relating to my employment with the Company, or this Agreement including Section 1 hereof, or any matter relating to Section 1 of this Agreement or the amount of salary compensation, severance or other similar amount allegedly owing to me shall be settled by arbitration to be held in San Francisco, California before Judicial Arbitration and Mediation Service (“JAMS”) before a retired judge under the JAMS Rules. The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be in writing, final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

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(b)   Equitable Remedies.  I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach set forth in Sections 2, 3, 4, 7 and 8 herein.  Accordingly, I agree that the Company will have available, in addition to any right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining any breach or threatened breach by me and to specific performance of such provision of this Agreement.  I hereby consent to the issuance of any such injunction and to the ordering of specific performance.

11.  General Provisions

(a)   Governing Law: Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)   Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)   Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)   Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:

Signature

Name of Employee
(typed or printed)

Witness

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EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title	Date	or Brief Description

__ No inventions or improvements

__ Additional Sheets Attached

Signature of Employee:  ________________________

Print Name of Employee: ________________________

Date: ________________

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EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

(a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1)   Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

        (2)   Result from any work performed by the employee for the employer.

(b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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EXHIBIT C

interWAVE Communications Inc.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to interWAVE Communications International, its parent corporation (interWAVE Communications International Ltd.) subsidiaries, affiliates, successors or assigns.

I further certify that I have complied with all the terms of the Company’s Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not directly or indirectly, for myself or for any other person, firm, or corporation or other legal entity, solicit any employee or consultant/contractor of the Company to leave their present employment for the other.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

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EXHIBIT D

                                                            interWAVE Communications, Inc.

                                                            CONFLICT OF INTEREST GUIDELINES

It is the policy of interWAVE Communications, Inc., its parent corporation (interWAVE Communications International, Ltd.) and subsidiaries, affiliates, successors or assigns (together the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics.  Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company.  The following are potentially compromising situations which must be avoided.  Any exceptions must be reported to the Chief Executive Officer and written approval for continuation must be obtained.

1.   Revealing confidential information to outsiders or misusing confidential information.  Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2.   Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.     Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.   Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.     Initiating or approving any form of personal or social harassment of employees.

6.   Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.     Borrowing from or lending to employees, customers or suppliers.

8.     Acquiring real estate of interest to the Company.

9.     Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

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10.   Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.   Making any unlawful agreements with distributors with respect to prices.

12.   Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.   Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review.  Violations of this conflict of interest policy may result in discharge without warning.

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